UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant    ☒                        Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Concho Resources Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant):

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CONCHO RESOURCES INC.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Concho Resources Inc.:

Notice is hereby given that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Concho Resources Inc. (the “Company”) will be held at the Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas 79701, on Thursday, June 2, 2016, at 10:00 a.m. Central Time. The Annual Meeting is being held for the following purposes:

1.	to elect two Class III directors, each for a term of three years;

2.	to ratify the Audit Committee of the Board of Directors’ selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016;

3.	to consider an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 4, 2016, the record date for the meeting.

By Order of the Board of Directors,

Travis L. Counts
Vice President and General Counsel

Midland, Texas

April 19, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 2, 2016:

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the Company’s 2015 Annual Report to Stockholders, are available free of charge at ir.concho.com/investors/financial-reports/annual-reports-and-proxy.

YOUR VOTE IS IMPORTANT

Please date, sign and return the enclosed proxy card promptly so that your shares may be voted in accordance with your wishes and so that there is a quorum at the Annual Meeting. You also may vote your shares over the Internet or via a toll-free telephone number, as further described on the enclosed proxy card.

i

CONCHO RESOURCES INC.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Concho Resources Inc. (the “Company”) for use at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Board of Directors of the Company requests your proxy for the Annual Meeting that will be held on Thursday, June 2, 2016, at 10:00 a.m. Central Time, at the Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas 79701. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the General Counsel of the Company a written notice of the revocation; (ii) signing, dating and delivering to the General Counsel of the Company a proxy with a later date; (iii) timely submitting a proxy with new voting instructions using the Internet or telephone voting system; or (iv) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the General Counsel of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Brokers are not permitted to vote your shares for non-discretionary matters, which include the election of directors and the advisory vote to approve executive compensation, without your instructions as to how to vote. Please return your proxy card so that your vote can be counted.

DELIVERY OF PROXY MATERIALS

The approximate date on which this Proxy Statement, accompanying Notice of 2016 Annual Meeting of Stockholders and proxy card, and the Company’s 2015 Annual Report to Stockholders are first being sent or given to stockholders is April 19, 2016.

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the Company’s 2015 Annual Report to Stockholders, are available free of charge at ir.concho.com/investors/financial-reports/annual-reports-and-proxy.

QUORUM AND VOTING

Voting Stock.    The Company’s common stock, par value $0.001 per share, is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 4, 2016. As of the record date, 131,560,287 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments.    A quorum of stockholders is necessary to have a valid meeting of stockholders. At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed.

Vote Required.    Only stockholders of record at the close of business on April 4, 2016, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

•	Directors will be elected by a plurality of all votes cast, subject to the Company’s majority voting policy contained in its Corporate Governance Guidelines. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” for the director nominees.

•	Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the Company’s independent registered public accounting firm.

•	Approval, on an advisory basis, of the compensation of the Company’s named executive officers will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

An automated system that the Company’s transfer agent administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The New York Stock Exchange’s (the “NYSE”) Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s directors and the advisory vote to approve the compensation of the Company’s named executive officers but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on any of the proposals at the Annual Meeting.

Default Voting.    A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board of Director’s recommendations, which are as follows:

•	FOR the election of the two persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class III directors;

•	FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016; and

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables and narrative discussion under “Executive Compensation” contained in this proxy statement.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Record Name and Street Name Shares.    Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting, or you can provide a proxy to be voted at the Annual Meeting. You may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed envelope. You may also vote using the Internet or telephone voting system. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker or other holder of record (the “record holder”) to vote. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

ITEM ONE:    ELECTION OF DIRECTORS

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board of Directors has nominated the following individuals for election as Class III directors of the Company with their terms to expire at the Company’s 2019 annual meeting of stockholders, when they are to be re-elected or their successors are elected and qualified or until their earlier resignation or removal:

Gary A. Merriman

Ray M. Poage

Messrs. Merriman and Poage currently serve as Class III directors of the Company. Their biographical information is contained in “Directors and Executive Officers” below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board of Directors nominates.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth certain information, as of the date of this Proxy Statement, regarding the Company’s directors and executive officers:

Name	Age	Position

Timothy A. Leach	56	Chairman of the Board of Directors, Chief Executive Officer, President and Class I Director
Steven L. Beal	57	Class II Director
Tucker S. Bridwell	64	Class II Director
William H. Easter III	66	Class I Director
Gary A. Merriman	61	Class III Director
Ray M. Poage	68	Class III Director
Mark B. Puckett	64	Class II Director
John P. Surma	61	Class I Director
C. William Giraud	36	Executive Vice President, Chief Commercial Officer and Corporate Secretary
Jack F. Harper	44	Executive Vice President
E. Joseph Wright	56	Executive Vice President and Chief Operating Officer
J. Steve Guthrie	54	Senior Vice President of Business Operations and Engineering
Darin G. Holderness	52	Senior Vice President, Chief Financial Officer and Treasurer
Matthew G. Hyde	60	Senior Vice President of Exploration

Set forth below is biographical information about each of the Company’s executive officers and directors. Executive officers serve at the discretion of the Board of Directors.

Timothy A. Leach has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006 and the President of the Company since July 2009. Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Leach was involved in private investments. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From September 1989 until May 1997, Mr. Leach was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as Executive Vice President and as a member of its Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Steven L. Beal has been a director since the Company’s formation in February 2006 and currently serves as the Chairman of the Reserves Committee. Mr. Beal was a consultant to the Company from July 2009 to August 2013. Mr. Beal was the President and Chief Operating Officer of the Company from its formation in February 2006 until his retirement effective June 30, 2009. Mr. Beal was a director and the President and Chief Operating Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Beal was a director and the Executive Vice President and Chief Financial Officer of Concho Oil & Gas Corp. from its formation in January 2001 until he became its President and Chief Operating Officer in August 2002, a position he held until its sale in January 2004. From

January 2004 to April 2004, Mr. Beal was involved in private investments. Mr. Beal was a director and the Vice President and Chief Financial Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From October 1988 until May 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its Senior Vice President and Chief Financial Officer and as a member of its Executive Committee. From 1981 until February 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Beal is also a director of First Financial Bankshares, Inc. He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting.

Tucker S. Bridwell has been a director of the Company since February 2006 and currently serves as a member of the Reserves Committee. Mr. Bridwell was a director of Concho Equity Holdings Corp. from its inception in April 2004 until February 2006. Mr. Bridwell has been the President of each of the Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for both entities; both of which are stockholders of the Company. He has been in the energy business in various capacities for over twenty-five years. Mr. Bridwell served as Chairman of the Board of Directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002 and as a director of Petrohawk Energy Corporation from May 2004 until December 2010. Mr. Bridwell is also a director of First Financial Bankshares, Inc. and Halcon Resources Corporation. He is a graduate of Southern Methodist University with a Bachelor of Business Administration degree and a Master of Business Administration degree and is a certified public accountant.

William H. Easter III has been a director of the Company since February 2008 and currently serves as a member of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. From 2004 until his retirement in 2008, Mr. Easter served as the Chairman of the Board of Directors, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC). From 2002 through 2004, Mr. Easter served as Vice President of State Government Affairs for ConocoPhillips, and from 1998 to 2002, Mr. Easter served as General Manager of the Gulf Coast Refining, Marketing and Transportation Business Unit of Conoco Inc. Since his retirement from DCP Midstream, LLC, Mr. Easter has been involved in private investments. He is currently a director of Baker Hughes Inc. and Delta Airlines Inc. He has previously served as director of TEPPCO GP, LLC, the general partner of TEPPCO Partners, L.P., from January 2004 until February 2005; as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, from November 2005 to January 2008; and as a director of both Sunoco, Inc. and Sunoco Partners, LLC, the General Partner of Sunoco Logistics Partners L.P., from November 2011 until October 2012. He is also a director of the Memorial Hermann Hospital System in Houston and the Texas Tri-Cities Chapter of the National Association of Corporate Directors. He earned his Bachelor of Business Administration degree in Finance from the University of Houston and his Master of Science in Management degree from The Graduate School of Business at Stanford University.

Gary A. Merriman has been a director of the Company since January 2012 and currently serves as the Chairman of the Compensation Committee and as a member of the Reserves Committee. Mr. Merriman began his career at Conoco Inc. in 1976 and held various engineering and supervisory positions of increasing responsibility throughout his career at Conoco, including as a production superintendent in West Texas, President of Conoco Indonesia Inc. and General Manager of Conoco’s Rockies business unit. Mr. Merriman ultimately retired in 2002 as the President of Exploration and Production, Americas, where he was responsible for Conoco’s operation in the U.S. and South America. Mr. Merriman served as a director of KCS Energy Inc. from April 2005 to July 2006 and a director of Petrohawk Energy Corporation from July 2006 to August 2011. Mr. Merriman earned a Bachelor’s degree in Petroleum Engineering from Marietta College and a Master’s degree in Management from the Massachusetts Institute of Technology.

Ray M. Poage has been a director of the Company since August 2007 and currently serves as the Chairman of the Audit Committee and as a member of the Nominating & Governance Committee and the Reserves

Committee. Mr. Poage was a partner in KPMG LLP from 1980 to June 2002, when he retired. Since June 2002, Mr. Poage has been involved in private investments and is currently a partner in Pedersen Jones Hughston Poage & Graham PLLC, a public accounting firm, where he provides accounting and tax services to companies engaged in the oil and natural gas industry. Mr. Poage previously served as the Chairman of the Audit Committee and as a member of the Board of Directors of Parallel Petroleum Corporation. Mr. Poage received a Bachelor of Business Administration degree in Accounting from Texas Tech University.

Mark B. Puckett has been a director of the Company since November 2009 and currently serves as the Lead Director, the Chairman of the Nominating & Governance Committee and as a member of the Audit Committee and the Reserves Committee. Mr. Puckett began his career at Chevron in 1973 and retired in May 2008. During his tenure at Chevron, Mr. Puckett held a variety of positions of increasing responsibility in Chevron’s upstream operations before ultimately retiring as the President of Chevron’s Energy Technology Company, where he was responsible for managing the company’s technology resources across all business segments. In addition, Mr. Puckett served on Chevron’s management committee from 1997 until his retirement and served on Chevron’s upstream and gas leadership team from 2001 until his retirement. Since his retirement, Mr. Puckett has been involved in private investments and is currently a member of the board of directors of Glori Energy, Inc. He is a member of the Society of Petroleum Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett earned a Bachelor’s degree in Civil Engineering from Texas A&M University.

John P. Surma has been a director of the Company since March 2014 and currently serves as a member of the Audit Committee, the Compensation Committee and the Reserves Committee. Mr. Surma is also currently a member of the boards of directors of Marathon Petroleum Corporation, Ingersoll-Rand plc and MPLX GP LLC, the general partner of MPLX LP. Additionally, Mr. Surma is the deputy chairman of the Federal Reserve Bank of Cleveland, is on the board of directors of the University of Pittsburgh Medical Center and is the chairman of the board of directors of the National Safety Council. He was appointed by President Barack Obama to the President’s Advisory Committee for Trade Policy and Negotiations and served as its vice chairman. Mr. Surma retired as the chief executive officer of United States Steel Corporation effective September 1, 2013, and as executive chairman effective December 31, 2013. Prior to joining United States Steel Corporation in September 2001, Mr. Surma served in several executive positions with Marathon Petroleum Corporation. Prior to joining Marathon Petroleum Corporation, Mr. Surma worked for Price Waterhouse LLP where he was admitted to the partnership in 1987. Mr. Surma earned a Bachelor of Science degree in accounting from Pennsylvania State University in 1976.

C. William Giraud has been the Executive Vice President, Chief Commercial Officer and Corporate Secretary of the Company since November 2013. Mr. Giraud was the Senior Vice President, Chief Commercial Officer and Corporate Secretary of the Company from May 2013 to November 2013. Mr. Giraud was the Senior Vice President, General Counsel and Secretary of the Company from October 2010 to May 2013. Mr. Giraud was the Vice President — General Counsel and Secretary of the Company from November 2009 to October 2010. Prior to joining the Company, Mr. Giraud practiced corporate and securities law at Vinson & Elkins, L.L.P. He is a graduate of Wake Forest University with a Bachelor of Arts degree in Economics and a graduate of the University of Texas School of Law with a Doctor of Jurisprudence degree.

Jack F. Harper has been the Executive Vice President of the Company since March 2014. From January 2013 until March 2014, Mr. Harper was involved in private investments at Hedloc Investment GP, LLC, the general partner of Hedloc Investment Company, LP. Mr. Harper previously served as the Senior Vice President and Chief of Staff of the Company from November 2010 until January 2013. From May 2007 to October 2010, Mr. Harper was the Vice President — Business Development and Capital Markets of the Company. Mr. Harper was the Director of Investor Relations and Business Development of the Company from July 2006 until May 2007. From October 2005 until July 2006, Mr. Harper was involved in private investments. From October 2002 until October 2005, Mr. Harper was employed by Unocal Corporation, where he served as Manager of Planning and Evaluation and Manager of Business Development for Unocal Corporation’s wholly owned subsidiary, Pure

Resources, Inc. From May 2000 until October 2002, Mr. Harper was employed by Pure Resources, Inc. in a variety of capacities, including in his last position as Vice President, Finance and Investor Relations. From December 1996 until May 2000, Mr. Harper was employed by Tom Brown, Inc., where his last position was Vice President, Investor Relations, Corporate Development and Treasurer. He is a graduate of Baylor University with a Bachelor of Business Administration degree in Finance.

E. Joseph Wright has been the Executive Vice President and Chief Operating Officer of the Company since November 2013. Mr. Wright was the Senior Vice President and Chief Operating Officer from November 2010 to November 2013. Mr. Wright was the Vice President — Engineering and Operations since the Company’s formation in February 2006 to October 2010. Mr. Wright was the Vice President — Operations & Engineering of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Wright was Vice President — Operations/Engineering of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Wright was involved in private investments. Mr. Wright served in various engineering and operations positions for Concho Resources Inc. (which was a different company than the Company), including serving as its Vice President — Operations, from 1998 until its sale in June 2001. From 1982 until February 1998, Mr. Wright was employed by Mewbourne Oil Company in several operations, engineering and capital markets positions. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

J. Steve Guthrie has been the Senior Vice President of Business Operations and Engineering of the Company since November 2013. Mr. Guthrie previously served as the Vice President of Texas of the Company from October 2010 to November 2013. Mr. Guthrie also served as Texas Asset Manager of the Company from July 2008 to October 2010 and as Corporate Engineering Manager from August 2004 to July 2008. Prior to joining the Company in 2004, Mr. Guthrie was employed by Moriah Resources as Business Development Manager, by Henry Petroleum in various engineering and operations capacities and by Exxon in several engineering and operations positions. Mr. Guthrie is a graduate of Texas Tech University with a Bachelor of Science degree in Petroleum Engineering.

Darin G. Holderness has been the Senior Vice President, Chief Financial Officer and Treasurer since May 2015. Mr. Holderness was the Senior Vice President and Chief Financial Officer of the Company from October 2012 to May 2015, the Senior Vice President, Chief Financial Officer and Treasurer from October 2010 to October 2012 and was the Vice President — Chief Financial Officer and Treasurer of the Company from August 2008 to October 2010. From May 2008 until August 2008, Mr. Holderness was employed by Eagle Rock Energy Partners, L.P. as Senior Vice President and Chief Financial Officer. From November 2004 until May 2008, Mr. Holderness served as Vice President and Chief Accounting Officer of Pioneer Natural Resources Company. Mr. Holderness holds a Bachelor of Business Administration degree in Accounting from Boise State University and is a certified public accountant.

Matthew G. Hyde has been the Senior Vice President of Exploration of the Company since October 2010. From November 2008 to October 2010, Mr. Hyde was the Vice President — Exploration and Land. Mr. Hyde was the Vice President — Exploration of the Company from May 2008 until November 2008. From January 2008 to May 2008, Mr. Hyde was involved in private investments. From March 2001 to December 2007, Mr. Hyde was an Asset Manager of Oxy Permian, a business unit of Occidental Petroleum Corporation. From April 1998 to February 2001, Mr. Hyde served as President and General Manager of Occidental Petroleum Corporation’s international business unit in Oman. Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental Petroleum Corporation, including Regional Exploration Manager responsible for Latin American exploration activities. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology. Mr. Hyde also holds a Master of Business Administration degree from the University of California Los Angeles.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines include provisions concerning the following:

•	role and functions of the Board of Directors and the Lead Director;

•	qualifications, independence, responsibilities, tenure and compensation of directors;

•	size of the Board of Directors;

•	director resignation process;

•	committee functions and independence of committee members;

•	meetings of independent directors;

•	performance review of the Board of Directors; and

•	director orientation and continuing education.

The Company’s Corporate Governance Guidelines are posted at ir.concho.com/investors/corporate-governance/committee-composition-and-governance-documents. The Company’s Corporate Governance Guidelines are reviewed at least annually and as necessary by the Company’s Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

Director Independence

Rather than adopting categorical standards, the Board of Directors assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board of Directors has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Easter, Merriman, Poage, Puckett and Surma. In making its independence determinations, the Board of Directors took into account the relationships and recommendations of the Nominating and Governance Committee as described below, as well as the transactions discussed under “Related Person Transactions.” During 2015, the Company engaged Baker Hughes Inc. in connection with its oil and gas exploration, development and production activities. Mr. Easter currently serves as a member of the board of directors of Baker Hughes Inc. The Nominating and Governance Committee made a determination that the relationship with Baker Hughes Inc. did not impair the independence of Mr. Easter. Mr. Leach, the Company’s Chief Executive Officer and President, is not considered by the Board of Directors to be an independent director because of his employment with the Company. Mr. Beal is not considered to be an independent director because of his previous position as an executive officer of the Company and his previous role as a paid consultant to the Company. Mr. Bridwell is not considered to be an independent director because of the Company’s payment of royalties to a partnership of which Mr. Bridwell is the general partner.

Board Leadership Structure

The Board of Directors does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board of Directors possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board of Directors believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board of Directors of the Company has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board of Directors believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board of Directors believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Board of Directors to effectively carry out the role of Chairman.

The Board of Directors believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Board of Directors believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company, particularly given the appointment of a Lead Director as discussed below. In addition, five of the eight members of the Board of Directors are independent under NYSE listing standards.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among the Company’s directors, the non-management directors meet in executive session in conjunction with each regular board meeting and as otherwise determined by the Lead Director. In addition, at least once a year, the non-management directors who are independent under NYSE listing standards meet in executive session in conjunction with a regular board meeting.

The Board of Directors elected Mr. Puckett, an independent director, to serve as the Lead Director. In this capacity Mr. Puckett provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. As the Lead Director, Mr. Puckett also (i) serves as chairman of executive sessions of the non-management directors and (ii) in consultation with the Chairman, establishes the agenda for each meeting of the Board of Directors, taking into account the suggestions of other directors. Interested parties who wish to communicate with the Board of Directors, its committees, the Chairman, the Lead Director or any other individual director should follow the procedures described below under “Stockholder Communications.”

Majority Voting for Directors

Though the Company’s bylaws provide for the election of directors by a plurality of votes cast, its Corporate Governance Guidelines require any director who receives more votes withheld than votes for to tender his or her resignation. In such event, the Nominating & Governance Committee would determine whether to accept such director’s resignation, subject to the Board of Directors’ final approval. The Company believes that this majority vote standard ensures accountability and the opportunity for a positive mandate from the Company’s stockholders.

Board of Directors’ Role in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices and interest rates, technical risks affecting the Company’s resource base, political risks and credit and investment risk. The Company’s executive officers attend all regularly scheduled meetings of the Board of Directors, where they conduct presentations to the Board of Directors on various strategic matters involving the Company’s operations and are available to address any questions or concerns raised by the Board of Directors on risk management or any other matters. The Board of Directors, as a whole and also at the committee level, oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact the Company’s strategic goals.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance. In 2011, the Board of Directors established a Reserves Committee to assist the Board of Directors in its oversight of the risks related to the Company’s estimates of proved reserves of oil and natural gas. Additionally, to address risks related to the Company’s hedging program, a group consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Mr. Easter, an independent director, and other members of management regularly review the Company’s hedging strategy and positions and make reports to the full Board of Directors.

The Nominating & Governance Committee advises the Board of Directors with respect to appropriate corporate governance practices and assists the Board of Directors in implementing those practices as well as considers any other corporate governance issues that arise from time to time. Additionally, the Nominating & Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually and recommends any proposed changes to the Board of Directors for approval. The Compensation Committee considers the risks associated with the Company’s compensation policies and practices, with respect to both executive compensation and compensation generally. The Compensation Committee also reviews, approves and administers the agreements, plans, policies and programs of the Company to compensate the Company’s corporate officers and directors and reviews and approves the plans, policies and programs of the Company to compensate the Company’s non-executive employees.

Director Qualifications

A number of the members of the Board of Directors have served as members of senior management and/or directors of other public and private companies. In addition, all members of the Board of Directors have extensive experience in the oil and natural gas or other extractive industries and are familiar with board processes.

More specifically, Mr. Leach has been Chairman and Chief Executive Officer of the Company since its formation and President since July 2009. Mr. Beal served as the President and Chief Operating Officer of the Company from its formation until his retirement in June 2009. Mr. Beal also served as a consultant to the Company from July 2009 to August 2013. In addition, both men previously served as executive officers of two Permian Basin-focused private oil and natural gas companies and in varying executive roles at Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company). Messrs. Leach and Beal’s deep knowledge of the Company and the industry as a result of their long tenure with the Company and previous companies make them valuable members of the Board of Directors.

Mr. Easter’s experience as Chairman, President and Chief Executive Officer of DCP Midstream, LLC, his current service on the boards of directors of Baker Hughes Inc. and Delta Airlines, and his previous service on the board of directors of TEPPCO GP, LLC, the general partner of TEPPCO Partners, L.P., DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, Sunoco, Inc. and Sunoco Partners, LLC has provided him with midstream and natural gas marketing expertise, as well as valuable management skills. Mr. Merriman, as a result of his 26 year career at Conoco Inc. and his previous service on the board of a similarly sized exploration and production company provides the Board of Directors with insight into asset management and operations. Mr. Puckett, as a result of his 35 year career at Chevron Corporation, provides the Board of Directors a valuable source of engineering, drilling and oil and natural gas operations management expertise. Mr. Surma’s significant experience as an executive in the energy and steel industries, particularly his expertise in finance and accounting, and his current service on the board of directors of Marathon Petroleum Corporation, Ingersoll-Rand plc and MPLX GP LLC, the general partner of MPLX LP, brings important experience and skill to the Board of Directors. In addition, as the Company expects to continue to grow in size and scale, the Board of Directors will benefit from Messrs. Easter, Merriman, Puckett and Surma’s experience in managing large organizations.

Mr. Bridwell brings decades worth of experience in energy finance and oil and natural gas investments, as well as knowledge gained through past and current service on the board of directors of various public and private companies in the energy industry. Mr. Bridwell is familiar with the issues, trends and opportunities within the industry, providing the Company’s management with meaningful relationships and supplying the Board of Directors with critical expertise when evaluating potential acquisition opportunities and exploration projects.

Mr. Poage has spent the majority of his 30 year career at KPMG LLP and Pedersen Jones Hughston Poage & Graham PLLC advising oil and natural gas companies on accounting and tax matters, which assists the Board of Directors when dealing with tax, audit and other accounting matters. In addition, his previous service as the chair of the audit committee of another public exploration and production company gives him valuable perspective on issues facing audit committees.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. Seven of the Company’s directors attended last year’s annual meeting.

Stockholder Communications

The Company’s stockholders and other interested persons may communicate with the Board of Directors, any committee of the Board of Directors, the Chairman of the Board of Directors, the Lead Director or any other individual director by sending communications to: Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: General Counsel.

The envelope containing each communication should be marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication: (i) complies with the requirements of any applicable policy adopted by the Board of Directors relating to the subject matter of the communication; and (ii) falls within the scope of matters generally considered by the Board of Directors. To the extent the subject matter of a communication relates to matters that have been delegated by the Board of Directors to a committee or to an executive officer of the Company, the Company’s General Counsel may forward the communication to the chairperson of the committee or executive officer to which the matter has been delegated. The acceptance and forwarding of communication to the members of the Board of Directors, the Company’s General Counsel or an executive officer does not imply or create any fiduciary duty of any member of the Board of Directors, the Company’s General Counsel or any executive officer to the person submitting the communication.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Business Conduct and Ethics.

Available Governance Materials

The following materials are available on the Company’s website at www.concho.com:

•	Charter of the Audit Committee of the Board of Directors;

•	Charter of the Compensation Committee of the Board of Directors;

•	Charter of the Nominating & Governance Committee of the Board of Directors;

•	Charter of the Reserves Committee of the Board of Directors;

•	Code of Business Conduct and Ethics;

•	Financial Code of Ethics;

•	Corporate Governance Guidelines; and

•	Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: General Counsel.

Board Meetings and Committees

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Reserves Committee. A summary of committee membership is provided in the table below.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Reserves Committee

Steven L. Beal				Chair
Tucker S. Bridwell				●
William H. Easter III	●	●	●
Gary A. Merriman		Chair		●
Ray M. Poage	Chair		●	●
Mark B. Puckett	●		Chair	●
John P. Surma	●	●		●

● Committee Member

The Board of Directors held nine meetings, and its non-management directors met in executive session four times, during 2015. Each director attended more than 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.

Audit Committee

The members of the Audit Committee are Messrs. Poage (Chairman), Easter, Puckett and Surma. The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that Mr. Poage is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held nine meetings during 2015.

The Audit Committee has the authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The functions of the Audit Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors in fulfilling its oversight responsibilities regarding the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the effectiveness and performance of the Company’s internal audit function. Among other things, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes; preparing the Audit Committee Report for inclusion in the Company’s proxy statement; selecting and evaluating the Company’s independent registered public accounting firm; overseeing the Company’s internal audit function; reviewing and approving, as appropriate, any related person transactions; and overseeing any investigations into complaints concerning financial matters.

Compensation Committee

The members of the Compensation Committee are Messrs. Merriman (Chairman), Easter and Surma. The Board of Directors has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the applicable SEC rules and regulations and the listing standards of the NYSE. The Compensation Committee held ten meetings during 2015.

The functions of the Compensation Committee, which are discussed in detail in its charter, include the duty to administer the Company’s agreements, plans, policies and programs regarding compensation of the Company’s executive officers and directors. The Compensation Committee is also responsible for preparing the Compensation Committee Report for inclusion in the Company’s proxy statement and for assisting the Company’s management in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Meetings may, at the discretion of the Compensation Committee, include non-independent directors, members of the Company’s management, independent consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine to be necessary or appropriate. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of other executive officers and provides information to the Compensation Committee regarding the other executive officers’ performance; however, the Compensation Committee makes all final decisions regarding all executive officers’ compensation.

The Compensation Committee has the sole authority to retain, approve the fees payable to, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation. Beginning in 2011, the Compensation Committee engaged Meridian Compensation Partners (“Meridian”) yearly as its independent consultant. Services Meridian may provide include apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s non-employee director and executive compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs.

Nominating & Governance Committee

The members of the Nominating & Governance Committee are Messrs. Puckett (Chairman), Easter and Poage. The Board of Directors has determined that each of the members of the Nominating & Governance Committee satisfies the standards of independence established under the listing standards of the NYSE. The Nominating & Governance Committee held four meetings during 2015.

The functions of the Nominating & Governance Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors by evaluating potential new members of the Board of Directors, recommending committee members and structure and advising the Board of Directors about appropriate corporate governance practices. The Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K provide that in identifying, evaluating and recommending director nominees to the Board of Directors, the Nominating & Governance Committee shall identify persons who (i) are selected on the basis of their business and professional experience and qualifications, including service on the boards of directors of other companies; (ii) have demonstrated leadership in other companies or government, finance or accounting, higher education or other fields or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen; (iii) possess the highest personal and professional ethics, integrity and values and are committed to the Company’s core values; (iv) are willing to commit the required time to serve as a member of the Board of Directors and its committees; and (v) will represent all stockholders rather than special interest groups or any group of stockholders. The Nominating & Governance Committee will consider all candidates recommended by any stockholder on the same basis as candidates recommended by the Board of Directors and other sources.

The Board of Directors, acting through the Nominating & Governance Committee, seeks to have a Board of Directors that reflects diverse backgrounds, experiences, skills, qualifications and expertise which is relevant to and will support the success of the Company. The Board of Directors does not have a formal policy on diversity; however, the Nominating & Governance Committee considers diversity, including gender and racial diversity, as a factor in its consideration of potential director candidates.

In determining whether to recommend a director for re-election to the Board of Directors, in accordance with such policies and procedures, the Nominating & Governance Committee considers the director’s:

•	past Board of Directors’ and committee meeting attendance and performance;

•	length of service on the Board of Directors;

•	personal and professional integrity, including commitment to the Company’s core values;

•	experience, skills and contributions to the Board of Directors; and

•	independence under applicable standards.

Reserves Committee

The members of the Reserves Committee are Messrs. Beal (Chairman), Bridwell, Merriman, Poage, Puckett and Surma. The Reserves Committee was formed in 2011 to assist the Board of Directors and Audit Committee with oversight in the preparation by independent petroleum engineers of annual reserve reports, special reserve reports and audits of the estimated amounts of the Company’s consolidated oil and natural gas reserves and related information. The Reserves Committee oversees the independent petroleum engineers who evaluate the Company’s oil and natural gas reserves and reviews the engineers’ independence from the Company annually. In addition, the Reserves Committee reviews the Company’s annual disclosures of reserves and related oil and gas activities. The Reserves Committee held five meetings during 2015.

DIRECTOR COMPENSATION

The table below summarizes compensation paid by the Company to its non-employee directors during 2015:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards (3)(4)	All other Compensation	Total

Steven L. Beal	$84,500	$ 190,481	$—	$274,981
Tucker S. Bridwell	71,000	190,481	—	261,481
William H. Easter, III	95,000	190,481	—	285,481
Gary A. Merriman	101,000	190,481	—	291,481
Ray M. Poage	110,500	190,481	—	300,981
Mark B. Puckett	129,000	190,481	—	319,481
John P. Surma	99,500	190,481	—	289,981

(1)	Mr. Leach is not included because he is an executive officer of the Company and receives no additional compensation for serving on the Board of Directors; please see the Summary Compensation Table below for further details on the compensation that Mr. Leach received for his services to the Company during the 2015 year.

(2)	The amounts in this column represent the fees earned by the directors during 2015. Fees earned during the fourth quarter of each year are paid during the first quarter of the next year. During the fourth quarter of 2014, Messrs. Beal, Bridwell, Easter, Merriman, Poage, Puckett and Surma earned $17,554, $15,500, $21,500, $25,250, $25,000, $29,625 and $21,500, respectively, which amounts were paid during the first quarter of 2015 and not included in the table above.

(3)	The amounts in this column represent the grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted in 2015 disregarding any estimate of forfeitures. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Additional detail regarding the Company’s share-based awards is included in Note 6 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2015, totaled 1,905 shares each for Messrs. Beal, Bridwell, Easter, Merriman, Poage, Puckett and Surma. Restrictions on these shares lapsed on January 2, 2016.

General

The Board of Directors believes that providing a compensation package at the market median is necessary to attract and retain qualified directors. The Board of Directors believes that a significant portion of the total compensation package should be equity-based to align the interests of the Company’s directors and stockholders. Mr. Leach, the Company’s Chief Executive Officer and President, receives no additional compensation for his service on the Board of Directors.

Director Compensation

The elements of compensation for the Company’s non-employee directors during the year ended December 31, 2015, were:

•	an annual retainer fee of $50,000;

•	annual retainer fees of $20,000, $15,000, $13,500, $13,500 and $25,000, respectively, to the chairmen of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Reserves Committee and the Lead Director;

•	attendance fees of $1,500 for Board of Directors’ and committee meetings; and

•	annual equity awards of shares of restricted stock to each director having a value of approximately $190,000 (based on the closing price of the Company’s common stock of $99.75 on December 31, 2014).

Time of service related forfeiture restrictions on the Company’s restricted stock issued to directors lapse twelve months following the grant date of the award. All retainer and attendance fees are paid quarterly in cash to directors.

Additionally, each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in the Company’s general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board of Directors or its committees.

After a review of the Company’s director compensation program for 2016, the Company made no changes.

Director Stock Ownership Guidelines

The Compensation Committee established director stock ownership guidelines under which directors who are not also executive officers of the Company are expected to own shares of the Company’s common stock having a market value of at least $400,000. Directors are expected to meet these guidelines within three years of becoming a director. The Company’s director stock ownership guidelines are designed to increase a director’s equity stake in the Company and to align the director’s interests more closely with those of the Company’s stockholders. As of December 31, 2015, all directors were in compliance with the stock ownership guidelines.

ITEM TWO:    RATIFICATION OF SELECTION OF INDEPENDENT

            REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016. Grant Thornton LLP has audited the Company’s and its predecessors’ financial statements since 2004. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2015, was completed by Grant Thornton LLP on February 25, 2016.

The Board of Directors is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm for the year ending December 31, 2016. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2016.

AUDIT MATTERS

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include (i) annually reviewing and reassessing its performance and the adequacy of its charter; (ii) pre-approving audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (iii) annually reviewing the qualifications and independence of the independent registered public accounting firm’s senior personnel who are providing services to the Company; (iv) reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (v) reviewing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures; (vi) reviewing significant changes to the Company’s auditing and accounting principles and practices; (vii) reviewing the independent registered public accounting firm’s internal quality-control procedures and the procedures for the Company’s financial reporting processes; and (viii) assisting the Board of Directors in monitoring compliance with legal and regulatory requirements. While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2015, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 25, 2016. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for 2016.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Ray M. Poage (Chairman)

William H. Easter III

Mark B. Puckett

John P. Surma

Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years:

	For the Years Ended December 31,
	2015	2014

Audit Fees(1)	$1,265,590	$1,085,445
Tax Fees(2)	—	127,664

Total	$1,265,590	$ 1,213,109

(1)	Includes audit of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company’s other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2015 and 2014.

(2)	Tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2015, the Audit Committee approved 100% of the services described above.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information about the Company’s equity compensation plans as of December 31, 2015. Performance units are included at the maximum potential payout percentage, except for the performance units in column (a) relating to the performance period that ended on December 31, 2015, which are included at the actual payout percentage of 162.5%:

	(a)	(b)		(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plan approved by security holders(1)	1,170,365(2)	$18.10	(3)	2,921,610
Equity compensation plan not approved by security holders(4)	—	—		—
Total	1,170,365			2,921,610

(1)	In June 2015, the stockholders of the Company approved the 2015 Stock Incentive Plan, the Company’s only equity compensation plan, which provides for the issuance of up to 10.5 million shares of the Company’s common stock. There are no outstanding warrants awarded under the Company’s equity compensation plan. See Note 6 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for more information.

(2)	These securities do not include shares of restricted stock awarded under the 2015 Stock Incentive Plan.

(3)	Performance unit awards do not have an exercise price and, therefore, have been excluded from the weighted-exercise price calculation in column (b).

(4)	None.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the Company’s compensation philosophy, objectives, policies and practices with respect to its executive officers, and analyzes the elements of compensation for each of the individuals identified below, whom the Company refers to in this Compensation Discussion and Analysis as the Company’s “named executive officers.”

Name	Principal Position

Timothy A. Leach	Chairman of the Board, Chief Executive Officer and President
E. Joseph Wright	Executive Vice President and Chief Operating Officer
Jack F. Harper	Executive Vice President
C. William Giraud	Executive Vice President, Chief Commercial Officer and Corporate Secretary
Darin G. Holderness	Senior Vice President, Chief Financial Officer and Treasurer

Executive Summary

The Company’s executive compensation program is designed to reward the leadership team for delivering results against its long-term objectives, which is how the Company creates value for its stockholders. The program’s design aligns the interests of the Company’s executive team and stockholders by linking pay to performance over the short and long-term. Awards are made using a mix of fixed and variable components with different time horizons and payout forms (cash and stock) to reward annual and sustained performance over the long-term while discouraging imprudent risk taking.

2015 Performance

The Compensation Committee has made performance-based compensation an increasingly important element of executive officer compensation in recent years. Accordingly, it is important to review and understand the Company’s performance when looking at the Company’s 2015 executive compensation.

Despite a volatile commodity price environment, the Company delivered profitable growth, sustained a strong balance sheet and advanced its understanding of multi-zone resource opportunities and the application of enhanced drilling and completion methods. Performance highlights for 2015 include:

Operational

•  Increased 2015 production to 52.3 million barrels of oil equivalent (“MMBoe”), a 28% increase over 2014 production from continuing operations

•  Improved well productivity throughout the Company’s core areas in the Delaware Basin, Midland Basin and New Mexico Shelf with optimized drilling and completion techniques

•  Completed a midstream joint venture to build and operate an oil gathering and transportation system that will provide takeaway capacity, lower transportation costs and commercial optionality

•  Maintained estimated proved reserves in the Company’s core areas despite a substantial decrease in oil price

Health, Safety and Environmental	• Maintained safety performance levels for the Company’s employees and contractors that significantly outperformed the Company’s industry peers

Financial and Strategic

•  Aligned the Company’s capital program with a weaker commodity price environment, successfully executing a drilling program within the Company’s guidance range

•  Acquired approximately 25,000 net acres at attractive prices and further consolidated high-quality acreage in each of the Company’s core areas in the Permian Basin

•  Strengthened the Company’s financial position and increased liquidity by successfully executing two public offerings with net proceeds of $1.5 billion

Key Compensation Decisions for 2015

As in previous years, the Compensation Committee, with the assistance of the Company’s independent compensation consultant, reviewed the compensation practices of peers within the industry and took actions in 2015 to align the Company’s compensation levels with the Company’s long-term objectives and with those of the industry. The Compensation Committee also considered the results of the advisory “say-on-pay” vote at the most recent annual stockholders meeting, in which the compensation of the named executive officers was approved by approximately 99% of stockholders voting. The Company’s key executive compensation decisions for 2015 included:

•	increasing the base salaries for executive officers by approximately 5%;

•	awarding a 50/50 mix of performance units and restricted stock, except in the case of Mr. Leach, who received solely performance units;

•	establishing the 2015 annual bonus program for its officers, which reduced the discretionary component of the program by setting financial and operational goals that are aligned with the Company’s performance;

•	modifying the Company’s peer group to better reflect the Company’s size and operations by removing Denbury Resources Inc. and SM Energy Company and adding Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Energen Corporation and Marathon Oil Corporation; and

•	aligning internal pay parity and consistency while considering peer compensation metrics for individual roles and executive officers generally.

2015 Say on Pay Vote

In June 2015, the Company held an advisory stockholder vote on the compensation of named executive officers at the annual stockholders’ meeting, and, consistent with the recommendation of the Board of Directors, stockholders approved the Company’s named executive officer compensation, with more than 99% of votes cast in favor. Consistent with this strong showing of stockholder approval, the Company has not undertaken any material changes to the Company’s executive compensation programs directly in response to the outcome of the vote. The Board of Directors previously determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes. The next stockholder advisory vote on the frequency of stockholder advisory votes on compensation will be held at the 2017 Annual Meeting of Stockholders.

Compensation Philosophy and Objectives

The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, both performance and time-based long-term equity incentive compensation and broad-based benefit programs.

Total Compensation

In determining total compensation for the Company’s executive officers, the Compensation Committee intends to align management incentives with long-term value creation for the Company’s stockholders. To that end, the Compensation Committee targets total compensation to be such that base salaries are near the market median and that annual cash incentives and long-term incentives provide the opportunity to realize total compensation above the 50th percentile of the Company’s peer group if individual and Company performance warrants. In keeping with its philosophy of “pay for performance,” the Compensation Committee may award total compensation amounts that exceed or fall short of market median.

Key Compensation Practices

Below are highlights of the Company’s compensation practices, both what we do and what we don’t do, to provide a better understanding of the Company’s compensation program.

WHAT WE DO

✓	Pay for Performance – The annual cash bonus plan is tied to annual operational and financial goals, while preserving the Compensation Committee’s ability to qualitatively assess the performance of the Company’s named executive officers. A significant component of the Company’s named executive officers’ compensation is in the form of performance units, which are based on both the Company’s absolute stockholder return and relative stockholder return to the Company’s peers over a three-year period.

✓	Align Compensation with Long-Term Performance – Approximately 80% of the annual compensation of each of the Company’s named executive officers is in the form of equity incentive grants with a long-service vesting requirements of three-year “cliff” performance period for performance units and four-year ratable vesting for restricted stock awards.

✓	Stock Ownership Guidelines – The Company has adopted strong stock ownership guidelines, which all named executive officers meet.

✓	Independent Compensation Consultant – The Compensation Committee benefits from the retention of an independent compensation consultant that provides no other paid services to the Company.

✓	Payout of Performance Units Upon Change of Control – For performance units included as part of the annual award, the Company will payout such performance units based on performance, versus at target, in the event of a change of control.

✓	Double-Trigger Equity Vesting Acceleration – For restricted stock and stock options, the Company include a double-trigger mechanism so that accelerated vesting will only occur upon termination without cause or for good reason in the event of a change of control.

✓	Review Comparative Compensation Data – The Compensation Committee reviews comparative compensation data for executive officers prior to making annual executive compensation decisions.

✓	Mitigate Undue Risk – The Compensation Committee annually reviews an analysis of our incentive compensation plans prepared by the Compensation Committee’s independent compensation consultant to ensure they are designed appropriately and do not encourage excessive risk taking, while taking into account market changes and peer group comparisons.

WHAT WE DON’T DO

x	No Excise Tax Gross-Ups Upon Change of Control
x	No Repricing Underwater Stock Options
x	No Hedging or Pledging Shares of the Company by Directors or Officers

Setting Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee approves all compensation decisions relating to the Company’s executive officers, oversees the Company’s compensation benefit plans and administers the Company’s stock incentive plan (including reviewing and approving all equity grants to the Company’s executive officers). The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s charter to make all decisions regarding compensation for the Company’s executive officers. In his role as chairman of the Compensation Committee, Mr. Merriman sets the Compensation Committee’s meeting agendas, meeting times and calendar. In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled Compensation Committee meetings. Mr. Merriman regularly reports to the entire Board of Directors regarding compensation matters and calls upon counsel, the Company’s independent compensation consultant and expertise of other members of the Board of Directors as he and the other members of the Compensation Committee deem advisable.

Role of Executive Officers

The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s Chief Executive Officer. When determining compensation for other executive officers, the Compensation Committee initially consults with the Chief Executive Officer and Chief Commercial Officer. After these initial consultations, the Compensation Committee meets with the Chief Executive Officer in making other executive officer compensation determinations. The Company’s Chief Executive Officer reviews other executive officers’ performance with the Compensation Committee and makes recommendations with respect to appropriate base salaries, awards under the Company’s annual cash incentive plan and grants of long-term equity incentive awards for the other executive officers. Based in part on these recommendations from the Company’s Chief Executive Officer and other considerations discussed below, the Compensation Committee establishes and approves the compensation package for each of the Company’s other executive officers.

Role of Compensation Consultant

For 2015 compensation, the Compensation Committee engaged Meridian as its independent compensation consultant. The Compensation Committee’s compensation consultant reports only to the Compensation Committee; although, it may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the Company’s executive officers also receive. Representatives from the compensation consultant attend certain of the Compensation Committee meetings and advise the Compensation Committee on an ongoing basis with regard to general trends in director and executive compensation matters, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters requested from time to time by the Compensation Committee. The Compensation Committee has engaged Meridian again for 2016. The Compensation Committee has the sole authority to hire and terminate its compensation consultant, and the Compensation Committee is not under any obligation to follow the advice or recommendations of any consultant it chooses to engage.

In engaging Meridian for 2015, the Compensation Committee considered the six factors delineated by the SEC in Rule 10C-1 of the Securities Exchange Act of 1934 and the listing standards of the NYSE and determined that Meridian was independent with no disclosable conflicts of interest.

Use of Peer Group Comparisons

The Compensation Committee has selected a group of companies that it considers a peer group for executive compensation analysis purposes. For 2015, the Compensation Committee’s independent compensation consultant, Meridian, compiled compensation data for the peer group from its North America Oil & Gas Exploration and Production Compensation Survey, as well as publicly filed documents. The Compensation Committee uses the compensation data to compare the compensation of the Company’s executive officers to comparably titled persons at companies within its peer group, generally targeting base salaries for the Company’s executive officers which are near the market median of its peer group, and targeting annual cash and long-term incentives so that the Company’s executive officers will have the opportunity to realize total compensation above the 50th percentile of the Company’s peer group if Company and individual performance warrants such compensation. The Compensation Committee also uses the Company’s peer group, for performance unit purposes, to measure the Company’s stock performance relative to the Company’s peer group. As a result of varying executive leadership structures across our peer companies, the Compensation Committee also considers peer compensation data summarized by order of pay (i.e., second highest paid, third highest paid, etc.) and aggregated by the compensation opportunity of the named executive officers collectively as a management team at each peer company.

Each year, the Compensation Committee reviews and re-determines the composition of the Company’s peer group so that the peer group consists of oil and gas exploration and production companies with assets and market capitalization similar to the Company and who potentially compete with the Company for executive talent.

The Company’s peer group at the beginning of 2015 for compensation purposes consisted of:

• Cabot Oil & Gas Corporation	• Pioneer Natural Resources Company
• Cimarex Energy Company	• QEP Resources, Inc.
• Continental Resources, Inc.	• Range Resources Corporation
• Denbury Resources Inc.	• SM Energy Company
• Newfield Exploration Company	• Southwestern Energy Company
• Noble Energy Inc.	• Whiting Petroleum Corporation

In August 2015, the Compensation Committee modified the Company’s peer group by removing Denbury Resources Inc. and SM Energy Company and adding Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Energen Corporation and Marathon Oil Corporation to better align the peer group with the Company’s size and operations.

Components of the Company’s Executive Officer Compensation

Overview

The Company compensates its executive management using a mix of base salary, annual performance bonus and equity grants, with the following objectives:

•	attracting and retaining key executive officers critical to long-term success;

•	compensating those executive officers fairly and competitively for their responsibilities and accomplishments;

•	aligning management’s incentives with the long-term interests of the Company’s stockholders; and

•	paying for performance, both on a Company and individual basis.

The Company believes that base salary levels should generally be set near the middle of the Company’s competitive marketplace for comparable positions, and that the Company’s variable compensation programs (i.e., the annual performance bonus program and long-term incentives) should result in total compensation that is directly related to Company performance.

For executive management, a significant portion of total compensation is delivered using a combination of restricted stock and performance units to ensure a focus on improving total stockholder return over the long-term. The allocation of total targeted direct compensation for the Company’s executive officers among the different components thereof is set forth in the following table, which is based on annualized base salaries as of January 1, 2015, target bonus levels and restricted stock for 2015 and performance units that were granted effective in January 2015 (assuming payout at target levels with the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimates for forfeiture)(1):

Name	Base Salary	Bonus	Equity

Timothy A. Leach	8%	9%	83%
E. Joseph Wright	10%	10%	80%
Jack F. Harper	11%	11%	78%
C. William Giraud	11%	11%	78%
Darin G. Holderness	13%	11%	76%

(1)	The table does not include the Company’s broad-based benefits program as it accounts for less than 2% of total compensation.

As indicated in the charts below, a substantial portion of the named executive officers’ (“NEOs”) compensation for fiscal 2015 consisted of variable compensation programs (i.e., the annual performance bonus program and long-term incentives).(1)

Timothy A. Leach – Compensation Mix	Other NEOs – Compensation Mix

(1)	The chart does not include the Company’s broad-based benefits program as it accounts for less than 2% of total compensation.

The Company’s executive officer compensation program for 2015 was comprised of the following four components: base salaries, performance-based annual cash incentive awards, long-term equity incentive grants (time-based and performance-based) and a broad-based benefits program. The Compensation Committee determined the appropriate level for each compensation component during 2015 based on the Company’s recruiting and retention goals, its view of internal pay parity and consistency, peer group data and overall Company performance.

Base Salaries

The Company pays base salaries to provide a minimum, fixed level of cash compensation for its executive officers. The Compensation Committee believes that paying base salaries near the market median is necessary to achieve the Company’s compensation objectives of attracting and retaining executives with the appropriate abilities and experience required to lead the Company. On an annual basis, the Compensation Committee reviews salary ranges and individual salaries for each of the Company’s executive officers as compared to the salaries of comparable officer positions in the Company’s peer group. The Compensation Committee established 2015 base salary levels for each named executive officer after consideration of market median pay levels, the individual’s responsibilities, skills and experience, and the base salaries of others on the executive team. Based on its review, the Compensation Committee established 2015 base salary levels for the Company’s named executive officers, as follows:

Name	2015 Base Salary	Salary Increase from 2014

Timothy A. Leach	$1,000,000	5.3%
E. Joseph Wright	575,000	4.5%
Jack F. Harper	550,000	4.8%
C. William Giraud	525,000	5.0%
Darin G. Holderness	475,000	5.6%

For 2016, the Compensation Committee process for setting executive officer base salaries was similar to the process for 2015. After considering the market analysis, advice of its compensation consultant and current commodity price environment, the Compensation Committee made no changes to the 2016 base salary levels for the Company’s named executive officers.

Performance-Based Annual Cash Bonus Awards

Each year, the Compensation Committee establishes an annual performance bonus program, which is designed to reward the Company’s executive officers for achieving both short and long-term performance and strategic goals. Performance is judged at the end of the year based on successful execution of the Company’s annual business plan objectives and on stock price and other performance criteria relative to peer companies, although the Compensation Committee retains discretion to determine the ultimate bonus amount to be paid.

In April 2015, the Compensation Committee revised the annual bonus performance program to reduce the discretionary nature of the program by establishing objective performance goals, while also retaining a discretionary component. As a result, the bonus awards made to the Company’s named executive officers for 2015 were determined using the following formula:

Target Bonus Percentage

Each named executive officer is assigned a target bonus as a percentage of base salary, based on the pay level that the Compensation Committee deems to be competitive and appropriate assuming all of the Company’s performance goals are achieved at the “target” level. In addition, the Compensation Committee reviews target bonus percentages for similarly-titled and compensation-ranked executives of the Company’s peer group when setting the target bonus percentage for each named executive officer of the Company. Actual bonuses generally range from zero to two times a participant’s target percentage based on the Compensation Committee’s assessment of the Company’s performance and that of each named executive officer. Target bonuses for 2015 and 2014 as percentages of base salary for the named executive officers were as follows:

Name	2015 Target Bonus %	2014 Target Bonus %

Timothy A. Leach	125%	100%
E. Joseph Wright	100%	100%
Jack F. Harper	100%	85%
C. William Giraud	100%	75%
Darin G. Holderness	80%	75%

Objective Performance Goals

The objective performance goals comprise 50% of a named executive officer’s total target opportunity under the annual bonus program and derive from the Company’s annual business plan to reflect the key strategic and business goals for that year. The Compensation Committee believes that these performance goals contribute to stockholder returns by appropriately concentrating the executives’ attention on factors that serve as indicators of how effectively the Company is conducting its operations. For each 2015 performance measure, the Company established performance goals for the year consistent with the Company’s financial and strategic plans. For each of the specific performance goals, the Compensation Committee established “threshold” and “stretch” goals. Threshold and stretch level performance results in a 25% and 75% achievement, respectively, of target score for each metric. Scoring for performance beyond the threshold to stretch range is extrapolated from the midpoint. The table below shows the objective performance measures and weighting determined by the Compensation Committee and the Company’s performance results for fiscal year 2015.

Objective Performance Measure	Weighting	2015 Threshold Goal	2015 Stretch Goal	2015 Performance Results	Earned Performance Total

Production Growth	35%	16%	20%	28%	35%
Core Capital Expenditure(1)	25%	$2.24 Billion	$1.84 Billion	$1.95 Billion	15.3%
Direct Lease Operating Expense	10%	$8.50/Boe	$8.00/Boe	$7.45/Boe	10%
Cash General and Administrative Expense	10%	$3.90/Boe	$3.40/Boe	$3.21/Boe	9.4%
Absolute Stock Performance	20%	0%	10%	-6.29%	0%
Total	100%	—	—	—	69.7%

(1)	The core capital expenditure goal does not include subsequently approved acquisitions, midstream system expansion costs, or costs associated with interests earned from non-participation by third party interest owners in the Company’s wells.

Discretionary Component

The discretionary component comprises the other 50% of a named executive officer’s total target opportunity under the annual bonus program and encourages achievement of both short and long-term strategic goals. With respect to the discretionary component, the Compensation Committee evaluates factors of company performance not otherwise considered by the objective performance goals, including operational execution, productivity improvements, changes in estimated proved reserves, resource identification, health and safety, acquisition and divestiture activity, balance sheet management and relative stock price performance.

In evaluating the performance of the named executive officers during 2015, the Compensation Committee considered the following performance factors:

•	strong continued operational execution, including 28% annual production growth despite a significant reduction in the capital budget during the year;

•	enhanced operational efficiencies, with longer lateral development and continued completion optimization in all of the company’s core areas;

•	safety performance significantly better than industry benchmarks for both employees and contractors;

•	improved development efficiencies of existing assets through acquisition of ~25,000 net acres in core areas and complementary acreage swaps with peers;

•	maintenance of a conservative balance sheet and attractive commodity hedge position; and

•	top quartile relative stock price performance versus our peers in 2015.

In determining the discretionary component of the 2015 cash bonus award, the Compensation Committee evaluated the overall performance of the named executive officers as excellent; however, in light of the challenging macro environment for the oil and gas industry, the Compensation Committee utilized negative discretion and established a discretionary component percentage of 70.3%.

2015 Annual Bonus Payments

Following the Compensation Committee’s assessment of the Company’s and each named executive officer’s performance in 2015, the Compensation Committee determined bonus awards for the Company’s named executive officers as follows:

Name	Base Salary	Target Bonus Percentage	Objective Performance Percentage	Discretionary Component Percentage	2015 Bonus Award

Timothy A. Leach	$1,000,000	125%	69.7%	70.3%	$1,750,000
E. Joseph Wright	575,000	100%	69.7%	70.3%	805,000
Jack F. Harper	550,000	100%	69.7%	70.3%	770,000
C. William Giraud	525,000	100%	69.7%	70.3%	735,000
Darin G. Holderness	475,000	80%	69.7%	70.3%	532,000

Long-Term Equity Incentive Compensation

The annualized value of the long-term equity incentive compensation is intended to be the largest component of each named executive officer’s overall compensation package because the Compensation Committee believes significant emphasis on stock-based compensation effectively aligns the interests of the Company’s named executive officers with those of its stockholders, providing incentive to the Company’s named executive officers to focus on the long-term success of the Company. In addition, the Company has historically utilized multi-year vesting periods, typically four years, when granting time-based long-term equity incentive compensation to facilitate the compensation objective of retaining the Company’s named executive officers, although certain events may modify the general vesting schedule of the awards, as described in more detail below within the section titled “Potential Payments Upon a Termination or Change of Control.”

The total value of each named executive officer’s annual long-term equity incentive award is set in the first quarter each year and is based significantly on the Compensation Committee’s review of peer group data provided by its compensation consultant and the Compensation Committee’s view of each executive officer’s role and contribution at the Company. Award values are generally targeted at the median of the Company’s peer group, which is consistent with the Compensation Committee’s overall compensation philosophy. In addition to peer group data, the Compensation Committee considers and reviews individual performance and the Company’s performance to determine the value of each individual officer’s long-term equity incentive award, which may vary above or below the median for that particular officer. The Company’s annual awards are determined based on a targeted dollar value. The Compensation Committee determined for 2015 to grant 50% of the annual equity awards in the form of time-based restricted stock and 50% in the form of a performance-based equity compensation award (described below), with Mr. Leach receiving a grant of entirely performance units (as described below) in lieu of receiving any time-based restricted stock.

Time-Based Long-Term Equity Incentive Compensation

Based on the foregoing considerations, the Company granted time-based restricted stock in January 2015 to its named executive officers as follows:

Number of Shares Subject to Restricted Stock Awards

Timothy A. Leach	—
E. Joseph Wright	18,167
Jack F. Harper	16,030
C. William Giraud	13,892
Darin G. Holderness	10,687

For 2016, the Compensation Committee process for making long-term incentive awards was similar to the process for 2015. The Compensation Committee determined to grant 50% of the annual equity awards in the form of time-based restricted stock and 50% in the form of a performance-based equity compensation award (described below), with Mr. Leach receiving a grant of 1/3 of his annual equity awards in the form of time-based restricted stock and 2/3 in the form of a performance-based equity compensation award. In January 2016, the Company granted restricted stock to its current named executive officers as follows:

Number of Shares Subject to Restricted Stock Awards

Timothy A. Leach	23,352
E. Joseph Wright	18,322
Jack F. Harper	16,167
C. William Giraud	14,011
Darin G. Holderness	8,084

Performance-Based Long-Term Equity Incentive Compensation

Based on the foregoing considerations, the Company granted performance unit awards in January 2015 to all officers, including the named executive officers that were employed at the time as follows:

Target Number of Shares Issuable Under Performance Unit Awards

Timothy A. Leach	69,460
E. Joseph Wright	18,167
Jack F. Harper	16,030
C. William Giraud	13,892
Darin G. Holderness	10,687

The performance units granted to the named executive officers were granted with respect to a performance period that began on January 1, 2015, and will end on December 31, 2017.

In January 2016, the Company granted performance unit awards to all officers, including the current named executive officers, as follows:

Target Number of Shares Issuable Under Performance Unit Awards

Timothy A. Leach	46,703
E. Joseph Wright	18,322
Jack F. Harper	16,167
C. William Giraud	14,011
Darin G. Holderness	8,084

The 2016 performance units granted to the named executive officers were granted with respect to a performance period that began on January 1, 2016, and will end on December 31, 2018.

Each performance unit represents the holder’s right to receive one share of the Company’s common stock, provided that certain performance criteria are met during a specified time period and that the named executive officer remains employed during such specified performance period. The number of shares of the Company’s common stock that may be delivered pursuant to the settlement of that performance unit will range from 0% to 300% of the target number of performance units granted, subject to the level of satisfaction of the performance goal achieved. The performance goal applicable to the performance units is a combination of a total stockholder return (“TSR”) relative to the Company’s peer group and the absolute annualized TSR achieved by the Company during the performance period.

TSR (for the Company or for a peer company, as applicable) is defined as the percentage rate of return that stockholders receive through stock price changes and the receipt of cash dividends, if any, paid over the specific performance period, using the following formula:

		Closing Value	–	Initial Value	+	Cash Dividends
TSR	=

Initial Value

“Closing Value” generally means the average of the closing price of the common stock on each trading day during the period that begins on the first day of the calendar month in which the last day of the performance period occurs and ending on the last day of the performance period. The “Initial Value” is generally defined to mean the average of the closing price of the common stock on each trading day in the calendar month immediately preceding the performance period. The “Cash Dividends” will be the sum of any cash dividends paid during the applicable performance period.

The relative TSR for the performance units will compare the Company’s TSR to the TSR of the Company’s peer group over the performance period. Using straight line interpolation between levels, the applicable percentage of target performance units that may be earned with respect to the relative TSR goal will be as follows:

Company’s Relative Ranking	Applicable Percentage

90th Percentile or Above	200%
70th Percentile	150%
50th Percentile	100%
25th Percentile	50%
Below the 25th Percentile	0%

The percentage of target performance units that may be earned with respect to the absolute annualized TSR goal will be determined in accordance with the following table:

Company’s Annualized Total Stockholder Return for the Performance Period	Applicable Percentage

Less than 0%	50%
0% to 15%	100%
Greater than 15%	150%

At the end of the performance period, the Compensation Committee must certify whether and to the extent that the performance goals have been achieved and will determine the number of performance units, if any, determined to be earned for the performance period. The number of performance units deemed to be earned will equal the product of the target number of performance units initially granted to the individual multiplied by the percentage determined with respect to relative TSR under the table above and multiplied by the percentage determined with respect to absolute annualized TSR under the table above. Like the restricted stock awards, certain events may modify the general payout schedule of the performance units, as described in more detail below within the section titled “Potential Payments Upon a Termination or Change of Control.”

The performance units granted to the named executive officers in January 2013 for the 2013-2015 performance period were eligible to be certified by the Compensation Committee upon the end of the performance period on December 31, 2015. The Compensation Committee evaluated relative TSR (based on the Company’s peer group at the time such performance units were granted in January 2013) and absolute annualized TSR during the performance period. The number of performance units deemed to be earned for the 2013-2015 period were as follows:

Name	Target Number of Performance Unit Awards	Company’s Relative Ranking	Relative TSR Payout Percentage	Company’s Annualized TSR	Absolute Annualized TSR Payout Percentage	Actual Payout of Shares

Timothy A. Leach	37,051	75th Percentile	162.5%	6.8%	100%	60,208
E. Joseph Wright	18,525	75th Percentile	162.5%	6.8%	100%	30,104
Jack F. Harper(1)	—	—	—	—	—	—
C. William Giraud	12,350	75th Percentile	162.5%	6.8%	100%	20,069
Darin G. Holderness	11,115	75th Percentile	162.5%	6.8%	100%	18,062

(1)	Mr. Harper did not receive any performance units in 2013.

Dividend Rights for Equity Awards

Although the Company has not historically paid dividends on its common stock, the time-based restricted stock awards and the performance units that were granted in 2015 each were designed to provide the holder with certain dividend rights. With respect to the time-based restricted stock awards, if dividends are paid on the common stock during the vesting period for that award, any dividends that are paid in the form of the Company’s common stock will be subject to the same time-based vesting schedule as the underlying award, while dividends that are paid in any other form (including cash) shall be paid to the award holder no later than the end of the calendar year in which the dividend is paid, but in no event later than March 15th of the calendar year following the year in which the dividend is paid. With respect to the performance unit awards, the award holder received dividend equivalent rights, which means that if the Company pays cash dividends on its common stock during the performance period, the dividend value attributable to the common stock underlying each outstanding performance unit will be accumulated in a bookkeeping account and paid to the award holder if and when the underlying performance unit is settled. However, dividend equivalent rights are capped at the target number of the performance units granted, even if the performance unit is settled at a level that is above target.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines under which the Company’s Chief Executive Officer is expected to own shares of the Company’s common stock having a market value of at least five times his base salary, and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value of at least three times his respective base salary. All executive officers are expected to meet these guidelines within three years of becoming an executive officer. The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in the Company and to align an executive’s interests more closely with those of the Company’s stockholders. As of December 31, 2015, all of the Company’s executive officers were in compliance with the stock ownership guidelines.

Anti-Hedging, Anti-Pledging Policy

The Company’s Insider Trading Policy expressly prohibits directors and officers from entering into equity derivative or other financial instruments that would have the effect of limiting rewards and downward market risk of owning the Company’s securities (including equity securities received as part of the Company’s compensation program). In addition, the policy prohibits directors and officers from purchasing Company securities on margin and pledging such securities as security for loans (including with respect to a margin account).

Potential Payments Upon a Termination or Change of Control

The Company maintains an employment agreement with each of the named executive officers that provides potential severance payments upon the termination of their employment in certain situations. On December 19, 2008, the Company entered into new employment agreements with all of its then-executive officers, which became effective on January 1, 2009. In connection with the January 2009 agreements, the Compensation Committee was advised by its compensation consultant regarding market competitive levels for the compensation related terms and conditions in the new employment agreements. The January 2009 employment agreements were designed so that all officers would have generally similar employment agreements. The Company’s current named executive officers’ employment agreements are all substantially similar to the January 2009 agreements.

Generally, in the event that the employment of the named executive officers are terminated by the Company other than for “cause” (and not by reason of death or disability) or if they terminate their employment following a “change in duties,” the executives will receive severance equal to eighteen months of base salary (twenty-four months of base salary in the case of Mr. Leach), as well as up to twelve months continued medical benefits. If the same termination events fall within the two year period immediately following a change of control, each of the Company’s named executive officers is entitled to an increased severance payment equal to two years of base salary and average annual bonus, accelerated vesting of any unvested stock option and restricted stock awards, and up to eighteen months continued medical benefits.

The performance unit award agreement pursuant to which the 2015 performance units were granted to the named executive officers provides that, in the event of a change of control of the Company during the performance period, the TSR relative to the Company’s peer group and the Company’s absolute annualized TSR will be determined based on actual performance as if the performance period ended on the date of the change of control, and outstanding performance units will be settled immediately following such date.

The Company believes that these severance and change of control arrangements mitigate some of the risk that exists for executives working in a publicly owned company. These arrangements are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. Because of recent significant volatility in the oil and natural gas industry, the transactional nature of the industry historically, and the quality of the Company’s workforce and asset base, there is a possibility that the Company could be acquired in the future. Accordingly, the Company believes that the larger severance packages resulting from terminations related to change of control transactions provide an incentive for executives to continue to help successfully execute such a transaction from its early stages until consummation. The Compensation Committee believes that these severance and change of control arrangements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the attraction and retention of executive talent. More information on these severance and change of control agreements can be found below under “Potential Payments Upon a Termination or Change of Control.”

Other Benefits

The Company’s executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law. The Company provides vacation and other paid leave to all employees, including the Company’s executive officers, which are comparable to those provided within the oil and natural gas industry. The Company also pays the costs of the executive officers’ annual extensive physical examination.

During 2015, the Company utilized corporate aircraft to facilitate the travel of the Company’s employees in a safe manner and with the best use of their time. Under his employment agreement, Mr. Leach is entitled to utilize the Company’s aircraft for business travel and reasonable personal travel in North America. Other senior executive officers are permitted under limited circumstances to use the Company’s aircraft for personal travel at the discretion of the Chief Executive Officer. The amount of personal use of the Company’s aircraft is reviewed by the Compensation Committee quarterly.

Aggregate incremental cost for personal aircraft usage was determined by calculating the variable costs (which include fuel, catering, aircraft maintenance, landing fees and trip related hangar, parking and pilot costs) for each aircraft during the year, dividing that amount by the total number of hours flown by the aircraft, and multiplying the result by the hours flown for personal use during the year. On occasions when the spouse or other family members of an executive officer accompanies the executive on a flight, no additional direct operating cost is incurred under the foregoing methodology.

Tax Policies

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of the Company’s Chief Executive Officer and other three most highly paid executive officers (other than its Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Company’s annual cash incentive plan does not currently meet the definition of performance-based compensation for purposes of Section 162(m) of the Code primarily because it is not formula driven, the performance goals applicable under the plan have not been approved by the Company’s stockholders and the Compensation Committee retains the right to make subjective evaluations of performance, including an assessment of how effectively management adapts to changing industry conditions and opportunities during the year. The performance unit awards utilized in the Company’s executive compensation program are intended to provide performance-based incentive compensation that would be deductible under Section 162(m) of the Code. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Members of the Compensation Committee:

Gary A. Merriman (Chairman)

William H. Easter III

John P. Surma

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2015 Stock Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal year 2015 compensation awarded to, earned by or paid to the Company’s named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers other than its Chief Executive Officer and Chief Financial Officer. The table also sets forth information regarding compensation for the named executive officers during fiscal years 2014 and 2013, where applicable.

Name	Year		Salary		Bonus	Stock Awards(1)	All Other Compensation(2)	Total

Timothy A. Leach	2015		$1,000,000		$1,750,000	$10,895,496	$135,799	$13,781,295
Chairman, Chief Executive Officer and President	2014		950,000		1,520,000	8,772,740	149,033	11,391,773
	2013		850,000		1,105,000	7,134,726	183,916	9,273,642

E. Joseph Wright	2015		575,000		805,000	4,666,194	81,908	6,128,102
Executive Vice President and Chief Operating Officer	2014		550,000		880,000	4,023,109	102,906	5,556,015
	2013		500,000		650,000	3,567,267	36,412	4,753,679

Jack F. Harper	2015		550,000		770,000	4,117,306	54,594	5,491,900
Executive Vice President	2014		411,923	(3)	714,000	3,981,549	31,332	5,138,804
	2013	(4)	—		—	—	—	—

C. William Giraud	2015		525,000		735,000	3,568,160	47,079	4,875,239
Executive Vice President, Chief Commercial Officer and Corporate Secretary	2014		500,000		600,000	2,721,464	45,395	3,866,859
	2013		425,000		414,375	2,378,178	41,896	3,259,449

Darin G. Holderness	2015		475,000		532,000	2,744,956	46,717	3,798,673
Senior Vice President, Chief Financial Officer and Treasurer	2014		450,000		540,000	2,366,448	45,240	3,401,688
	2013		425,000		414,375	2,140,360	49,749	3,029,484

(1)	The amounts in these columns represent the aggregate grant date fair value of the restricted stock and performance unit awards computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeiture. The performance unit awards granted in 2015, 2014 and 2013 are subject to market conditions and have been valued based on the probable outcome of the market conditions as of the grant date of the awards. Additional detail regarding the Company’s share-based awards is included in Note 6 to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	The amounts in this column for the fiscal year 2015 consist of (i) the Company’s matching contributions on behalf of each named executive officer under the Company’s 401(k) plan, (ii) life insurance premiums, (iii) the cost of an annual physical and (iv) personal aircraft usage. The amounts in this column for the fiscal year 2015 are shown in the following table:

Name	Contribution to 401(k) plan ($)	Life Insurance Premiums ($)	Physical Examinations ($)	Personal Aircraft Usage(a) ($)

Timothy A. Leach	24,000	504	3,796	107,499
E. Joseph Wright	24,000	504	—	57,404
Jack F. Harper	18,000	504	3,008	33,082
C. William Giraud	18,000	504	—	28,575
Darin G. Holderness	24,000	504	3,008	19,205

(a)	Personal aircraft usage in 2015 for each of the named executive officers represents the aggregate incremental cost to the Company for such use. See “Compensation Discussion and Analysis — Components of the Company’s Executive Officer Compensation — Other Benefits” for a discussion of the calculation methodology of personal aircraft usage.

(3)	Mr. Harper became the Company’s Executive Vice President on March 19, 2014, and this amount represents a proportionate share of his 2014 base salary of $525,000.

(4)	Mr. Harper resigned from the Company on January 2, 2013.

Grants of Plan-Based Awards for 2015

The table below reports all grants of plan-based awards, including restricted stock and performance units, made during 2015 to the Company’s named executive officers under the 2015 Stock Incentive Plan.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum

Timothy A. Leach	January 2, 2015	17,365	69,460	208,380	—	$10,895,496
E. Joseph Wright	January 2, 2015	4,542	18,167	54,501	—	2,849,676
	January 2, 2015	—	—	—	18,167	1,816,518
Jack F. Harper	January 2, 2015	4,008	16,030	48,090	—	2,514,466
	January 2, 2015	—	—	—	16,030	1,602,840
C. William Giraud	January 2, 2015	3,473	13,892	41,676	—	2,179,099
	January 2, 2015	—	—	—	13,892	1,389,061
Darin G. Holderness	January 2, 2015	2,672	10,687	32,061	—	1,676,363
	January 2, 2015	—	—	—	10,687	1,068,593

(1)	The amounts in these columns represent the threshold, target and maximum payouts for the performance unit awards granted to each named executive officer during the 2015 fiscal year. The number of shares shown in the “Threshold” column reflects the lowest possible payout (other than zero) of the number of performance units granted. If performance is below the threshold, no shares are paid. The number of shares shown in the “Target” column reflects a payout of 100% of the number of performance units granted. The number of shares shown in the “Maximum” column reflects the highest possible payout of 300% of the number of performance units granted. The actual payout of shares may be anywhere between 0% and 300% of the number of performance units granted depending on the Company’s performance at the end of the three-year performance period. See “Compensation Discussion and Analysis — Components of the Company’s Executive Officer Compensation” above for more discussion of the performance units.

(2)	The amounts in these columns represent the time-based restricted stock granted to the named executive officers on the noted date. No stock option awards were granted to the named executive officers during the 2015 fiscal year.

(3)	The shares of restricted stock granted on January 2, 2015, vest in four equal annual installments beginning one year from the date of grant.

(4)	The amounts in this column represent the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeiture. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Generally, the grant date fair value is expensed in the Company’s financial statements over the vesting schedule of the restricted stock. The value of performance units was determined on the grant date using the Monte Carlo simulation method and is consistent with the estimate of aggregate compensation costs that the Company would expense in its financial statements over the awards’ performance period, in accordance with FASB ASC Topic 718. Additional detail regarding the Company’s share-based awards is also included in Note 6 to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth, for each named executive officer, information about equity awards outstanding as of December 31, 2015:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1)		Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)

Timothy A. Leach	10,854	(4)	$1,007,902
	18,525	(5)	1,720,232
	—		—	62,869	(9)	$5,838,015
	—		—	69,460	(10)	6,450,056
E. Joseph Wright	4,776	(4)	443,499
	9,262	(5)	860,069
	12,333	(6)	1,145,242	16,443	(9)	1,526,897
	18,167	(7)	1,686,988	18,167	(10)	1,686,988
Jack F. Harper	33,682	(8)	3,127,711
	16,030	(7)	1,488,546	16,030	(10)	1,488,546
C. William Giraud	2,822	(4)	262,051
	6,174	(5)	573,318
	8,343	(6)	774,731	11,123	(9)	1,032,882
	13,892	(7)	1,290,011	13,892	(10)	1,290,011
Darin G. Holderness	2,822	(4)	262,051
	5,557	(5)	516,023
	7,254	(6)	673,606	9,672	(9)	898,142
	10,687	(7)	992,395	10,687	(10)	992,395

(1)	Vesting is accelerated upon termination of employment by reason of death or disability or upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(2)	Based on the closing price of the Company’s common stock of $92.86 on December 31, 2015.

(3)	Vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(4)	These shares of restricted stock vest on February 21, 2016.

(5)	These shares of restricted stock vest in one-half increments on January 2, 2016 and 2017.

(6)	These shares of restricted stock vest in one-third increments on January 2, 2016, 2017 and 2018.

(7)	These shares of restricted stock vest in one-quarter increments on January 2, 2016, 2017, 2018 and 2019.

(8)	These shares of restricted stock vest on March 19, 2017.

(9)	The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 300% of the number of performance units awarded, depending on an absolute annualized TSR and a relative TSR in comparison to an identified peer group during the 36-month performance period ending December 31, 2016.

(10)	The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 300% of the number of performance units awarded, depending on an absolute annualized TSR and a relative TSR in comparison to an identified peer group during the 36-month performance period ending December 31, 2017.

Stock Vested

The table below sets forth, for each named executive officer, information about lapses of restrictions on restricted stock awards and the conclusion of the performance period for performance units during 2015:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)

Timothy A. Leach	60,208(2)	$5,586,399
	25,745	2,863,007
E. Joseph Wright	30,104(2)	2,793,200
	15,733	1,695,643
Jack F. Harper	—	—
C. William Giraud	20,069(2)	1,862,102
	9,933	1,064,419
Darin G. Holderness	18,062(2)	1,675,883
	9,426	1,016,598

(1)	Represents the number of vested restricted shares multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on the vesting date. With respect to the performance units, represents the number of earned performance units multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on December 31, 2015.

(2)	Represents the number of performance units for which the performance period ended on December 31, 2015, in respect of the performance unit awards granted in 2013, with the number of shares of stock earned with respect to such awards determined on the basis of the Company’s achievement of performance objectives for the performance period beginning January 1, 2013 and ending December 31, 2015. For this performance period, the Company’s absolute annualized TSR and a relative TSR resulted in a payout in common stock of 162.5% of the “Target” number of performance units awarded. The Compensation Committee certificated the results on January 4, 2016.

Potential Payments Upon a Termination or Change of Control

The Company maintains employment agreements with each of its executive officers that provide for potential severance payments upon a termination of the executive’s employment under various circumstances, and the amount, timing and form of the potential payment of benefits under the employment agreements may vary depending on whether the termination occurs in connection with a change of control. The Company’s rationale for maintaining these agreements with the Company’s executive officers has been detailed within the “Compensation Discussion and Analysis” above. The executive officers’ employment agreements are all substantially similar, so the following discussion will apply to each of the executive officers unless specifically noted otherwise. The Company and Messrs. Leach, Wright and Holderness entered into their current executive employment agreements on December 19, 2008, effective as of January 1, 2009. The Company and Mr. Giraud entered into his executive employment agreement on November 5, 2009. The Company and Mr. Harper entered into his executive employment agreement on March 19, 2014.

Employment Agreement Terms for Messrs. Leach, Wright, Harper, Giraud and Holderness. An “involuntary termination” is defined in the employment agreements as a termination of an executive’s employment that is not a voluntary resignation by the executive, unless such resignation occurs on or before a date that is sixty days following the date the executive receives a notice that a change in duties has occurred; an involuntary termination also does not include termination for “cause” or any termination that results from the executive’s death or disability. A “change in duties” has two alternative definitions depending on whether or not the event happens within the two year period beginning on the date a change of control has occurred (the “change of control period”). A change in duties within a change of control period means (i) a material reduction in the nature or scope of an executive’s authorities or duties; (ii) a reduction in an executive’s base salary; (iii) a diminution in an executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans; (iv) a material diminution in an executive’s employee benefits and perquisites, or (v) a change in the location of an executive’s principal place of employment by more than ten miles. A change of duties prior to or following a change of control period will consist of a reduction in the rank of an executive’s title as an officer of the Company, a reduction in an executive’s base salary, or a material diminution in an executive’s employee benefits and perquisites from those substantially similar to those provided to similarly situated executives.

A termination for “cause” generally means that an executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (ii) has materially breached any material provision of his employment agreement, corporate policy or code of conduct established by the Company; (iii) has willfully engaged in conduct that is materially injurious to the Company; (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company; (v) has been convicted of a crime involving fraud, dishonesty or moral turpitude or any felony; (vi) has refused, without proper reason, to perform his duties; or (vii) has used Company securities owned or controlled by the executive as collateral for a securities margin account.

An executive will have incurred a “disability” if, as a result of an executive’s incapacity due to physical or mental illness, the executive has not been able to perform his full-time duties for a period of six consecutive months, and is unable to return to full-time employment within thirty days of receiving a notice of a termination.

A “change of control” is generally defined as: (i) a merger, consolidation, or the sale of all or substantially all of the Company’s assets if (a) the holders of the Company’s securities prior to the transaction no longer own 50% or more of the securities of the resulting company immediately following the transaction in essentially the same proportion that existed immediately prior to the transaction, or (b) the members of the Company’s Board of Directors immediately prior to the transaction do not also constitute a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or complete liquidation of the Company; (iii) the date any person or entity acquires ownership or control of more than 50% of the combined voting power of the Company’s outstanding securities; or (iv) the members of the Company’s Board of Directors as of November 19, 2010 (March 19, 2014, in the case of Mr. Harper), and certain individuals who become directors after such date with the approval of certain members of the Company’s Board of Directors, cease to constitute a majority of the board.

Potential Severance Benefits for Messrs. Leach, Wright, Harper, Giraud and Holderness. In the event that one of these executive’s employment is terminated due to his death or disability, the executive or his estate will receive a payment equal to his annual base salary, to be paid out in eighteen equal monthly installments (or twenty-four months in the case of Mr. Leach), as well as a lump sum payment thirty days after the termination that equals the pro-rated annual target bonus for the year in which the termination occurs.

If an involuntary termination occurs outside of a change of control period, the executive will continue to receive his base salary for eighteen months (or twenty-four months in the case of Mr. Leach) and the Company will reimburse him for up to twelve months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges its active executives for similar coverage.

An involuntary termination within the change of control period, however, will trigger a severance payment equal to two times the sum of his annual base salary and average annual bonus. The average annual bonus will typically be calculated using the bonus with respect to the previous two years. The severance payments will either be paid in a single payment on the fifth day following the executive’s termination of employment, subject to any delay required under Section 409A of the Code, or divided into eighteen monthly installments (or twenty-four monthly installments in the case of Mr. Leach), depending on the nature of the change of control. All of the executive’s stock options and restricted stock awards will vest in full, and the Company will reimburse the executive for up to eighteen months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges the Company’s active executives for similar coverage. If any of the severance payments described in this paragraph or the preceding paragraph are not made when due, the Company shall also pay interest on the amount payable from the date it should have been made until such time as the payment is actually made, interest to be the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal New York office.

The employment agreements do not provide for tax “gross-up” payments. If the total amount of payments to be provided by the Company in connection with a change of control would cause any of the named executive officers to incur “golden parachute” excise tax liability, then the payments provided under the employment agreement will be reduced to the extent necessary to eliminate the application of the excise tax if that will leave him in a better after-tax position than if no such reduction had occurred; this generally means that the full payment would be reduced to $1.00 less than three times the executive’s base amount (as defined in Section 280G of the Code).

Restrictions and Conditions to Receiving Severance Benefits under the Employment Agreements. Each executive must execute and not revoke a general release agreement before receiving any severance or benefits pursuant to his employment agreement. The release shall discharge the Company and its affiliates, as well as officers, directors and employees of the Company and its affiliates, from any claims or judicial actions arising out of the executive’s employment or termination of employment. The release must generally be executed and irrevocable within fifty-five days of the executive’s termination of employment, or, if applicable, prior to the date on which any payment will be provided to the executive.

Section 409A of the Code can subject an executive to a 20% tax, in addition to normal income taxes, in the event that payments are not structured to be compliant with Section 409A of the Code and its regulations. If the executives are “specified employees” according to Section 409A of the Code at the time of their termination of employment, the payment of severance benefits may be delayed for a period of six months in order to remain in compliance with this Code section, despite the timing otherwise provided for in the employment agreements. This six month delay period will not be considered a “late” payment, however, for purposes of crediting late payments with interest as described above.

The named executive officers are also subject to non-compete and related restrictions. During the term of his employment agreement and for a period of one year following a termination of employment for any reason

(the “non-compete period”), the executive may not hire, contract or solicit the Company’s employees for his own benefit or for the benefit of any other person or entity, nor may he encourage any Company employee to leave the Company’s employ for any reason. Within the geographical area or market where the Company is conducting (or within the twelve months prior to the executive’s termination of employment, has conducted) business, the executive may not participate in the ownership, management, operation of or have any financial interest in a business that is similar to the Company or that is a competitor of the Company, attempt to solicit or divert the Company’s customers or vendors, or call upon a prospective acquisition candidate on his own behalf or on behalf of another entity if the Company is also negotiating for that potential acquisition. However, in the event the executive resigns under circumstances that would not be considered an involuntary termination or either party provides written notice to the other that the term of the employment agreement will not automatically renew, then the post-employment restriction relating to the participation in the ownership, management, operation or financial interest in a competitive operation will only apply for a number of months (not in excess of twelve) selected by the Company and the Company must continue to pay the executive his base salary for the number of months, if any, selected by the Company.

Long-Term Incentive Plan. In addition to the restricted stock awards as noted within the executive employment agreements, certain restricted stock awards granted under the Company’s 2015 Stock Incentive Plan also provide for the accelerated vesting of such awards in various termination of employment and change of control scenarios. While the named executive officers are generally granted time-based restricted stock awards under the 2015 Stock Incentive Plan that have a vesting period of four years, the occurrence of a termination of employment by reason of death or disability or the occurrence of an involuntary termination within the two year-period after a change of control will result in the full vesting of the restricted stock. The definitions for change of control and involuntary termination in the 2015 Stock Incentive Plan restricted stock award agreements are substantially similar to the corresponding terms as found in the employment agreements. The performance unit award agreement pursuant to which the performance units were granted to the named executive officers provides that, if employment is terminated during the performance period due to death, disability or retirement at or after having attained age 65, the recipient is entitled to receive payment with respect to his or her performance units based on actual performance for the performance period (which payment will be pro-rated in the event of retirement). In the event of a change of control of the Company during the performance period, the TSR relative to the Company’s peer group and the Company’s absolute annualized TSR will be determined based on actual performance as if the performance period ended on the date of the change of control, and outstanding performance units will be settled immediately following such date.

The table below summarizes potential payments to each named executive officer assuming that one of the events described in the table below occurs. The table assumes that the event occurred on December 31, 2015, when the closing price of the Company’s common stock was $92.86. The values below are the Company’s best estimate of the severance payments and benefits the executives would receive upon a termination of employment or a change of control as of December 31, 2015, as a true value could not be determined with absolute certainty until an actual termination or change of control of the Company occurs. The Company has also assumed for purposes of these calculations that all payments were made in a timely manner and that no interest accrued on the original payment amount.

Name	Voluntary Termination(1)	Involuntary Termination Outside of a Change of Control Period(2)	Involuntary Termination Within a Change of Control Period(3)	Change of Control; No Termination(4)	Termination Due to Death or Disability(5)

Timothy A. Leach:
Salary	$1,000,000	$2,000,000	$2,000,000	$—	$1,000,000
Bonus	—	—	2,625,000	—	1,250,000
Accelerated Equity	—	—	20,952,559	18,224,425	20,952,559
Continued Medical	—	20,677	31,016	—	—

Total(6)	$1,000,000	$2,020,677	$25,608,575	$18,224,425	$23,202,559

E. Joseph Wright:
Salary	$575,000	$862,500	$1,150,000	$—	$575,000
Bonus	—	—	1,530,000	—	575,000
Accelerated Equity	—	—	8,902,394	4,766,596	8,902,394
Continued Medical	—	20,677	31,016	—	—

Total(6)	$575,000	$883,177	$11,613,410	$4,766,596	$10,052,394

Jack F. Harper:
Salary	$550,000	$825,000	$1,100,000	$—	$550,000
Bonus	—	—	935,000	—	550,000
Accelerated Equity	—	—	7,593,349	2,977,092	7,593,349
Continued Medical	—	24,944	37,416	—	—

Total(6)	$550,000	$849,944	$9,665,765	$2,977,092	$8,693,349

C. William Giraud:
Salary	$525,000	$787,500	$1,050,000	$—	$525,000
Bonus	—	—	1,014,376	—	525,000
Accelerated Equity	—	—	6,422,198	3,522,087	6,422,198
Continued Medical	—	20,512	30,767	—	—

Total(6)	$525,000	$808,012	$8,517,341	$3,522,087	$7,472,198

Darin G. Holderness:
Salary	$475,000	$712,500	$950,000	$—	$475,000
Bonus	—	—	954,376	—	380,000
Accelerated Equity	—	—	5,247,983	2,803,908	5,247,983
Continued Medical	—	20,630	30,946	—	—

Total(6)	$475,000	$733,130	$7,183,305	$2,803,908	$6,102,983

(1)

This column represents the amounts payable to the executive if he resigns under circumstances that would not be considered an involuntary termination or if either party to the employment agreement provides written notice to the other that the term of the employment agreement will not automatically renew. Under such circumstances, the employment agreements of Messrs. Leach, Wright, Harper, Giraud and Holderness provide the Company with the option to choose the number of months in which to enforce certain post-employment non-compete provisions. The values disclosed in this column assume that the Company has chosen to enforce the non-compete provisions for the maximum allowable time period of twelve months, although these amounts would be lower in the event that the Company chooses a shorter period of time.

(2)	The values in this column for “Salary” reflect the aggregate amount of continued monthly salary (as in effect on December 31, 2015) for Mr. Leach for a period of twenty-four months, and for Messrs. Wright, Harper, Giraud and Holderness, a period of eighteen months. The values in this column for “Continued Medical” include twelve months of continued coverage for each eligible executive and his dependents.

(3)	The values in this column for “Salary” reflect two times the executive’s annual base salary as in effect on December 31, 2015. The values in this column for “Bonus” were calculated in accordance with the bonus provisions of each executive’s employment agreement described above. Pursuant to Mr. Harper’s employment agreement, his annual bonus for each of the two years preceding 2015 is deemed to be an amount equal to 85% of his annual base salary. The values in this column for “Accelerated Equity” for each individual include the accelerated value of unvested restricted stock and performance unit awards held by each executive as of December 31, 2015, but do not include the performance unit awards with a performance period that ended on December 31, 2015. For the performance unit awards, the Company assumed a payout of 200% and 91.2% of the “Target” number of performance units awarded in 2015 and 2014, respectively. The amounts in this column for “Continued Medical” include eighteen months of continued coverage for each executive and his dependents.

(4)	This column represents what each executive would receive upon a change of control on December 31, 2015, without a termination of employment. The values in this column for “Accelerated Equity” for each individual include the accelerated value of performance unit awards held by each executive as of December 31, 2015, but do not include the performance unit awards with a performance period that ended on December 31, 2015. For the performance unit awards, the Company assumed a payout of 200% and 91.2% of the “Target” number of performance units awarded in 2015 and 2014, respectively.

(5)	The values in this column for “Salary” represent the executive’s annual salary (as in effect on December 31, 2015). The values in this column for “Bonus” include the executive’s full target bonus for the 2015 year, as a proration was unnecessary for a termination on December 31, 2015. The values in this column for “Accelerated Equity” include the accelerated value of unvested restricted stock and performance unit awards held by each executive as of December 31, 2015, but do not include the performance unit awards with a performance period that ended on December 31, 2015. For the performance unit awards, the Company assumed a payout of 200% and 91.2% of the “Target” number of performance units awarded in 2015 and 2014, respectively.

(6)	The total represents the maximum value of the payments and benefits that the executive would receive upon the occurrence of a change of control or the referenced termination of employment. However, if the total amount of payments and benefits to be provided to the executive would cause the executive to incur “golden parachute” excise tax liability, then any payments and benefits provided under the executive’s employment agreement may be reduced to the extent necessary to eliminate the application of the excise tax if that will leave the executive in a better after-tax position than if no such reduction had occurred. Accordingly, the total value of the payments and benefits that the executive would receive under such circumstances may be less than the total reflected in the table.

COMPENSATION PROGRAMS AND RISK CONSIDERATIONS

The Company does not believe that its policies and practices of compensating its employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company considered the following:

•	The Company’s compensation program for its executive officers provides a balanced mix of (i) cash and equity, (ii) annual and longer-term incentives and (iii) time-based and performance-based awards.

•	The Company’s long-term incentive component of the program, which is intended to be the largest component of each executive officer’s overall compensation package, is weighted towards long-term achievement, with vesting generally occurring over a four year period from the date of grant.

•	The Company’s annual cash incentive award program for its executive officers is ultimately subject to the negative discretion of the Compensation Committee, which considers the risks facing the Company and the market conditions at the time of the award.

•	The Board of Directors has established substantial stock ownership guidelines for the Company’s directors and executive officers, as well as all other officers of the Company.

•	All non-officer employees of the Company receive a significant equity award each year, which generally vest three years after the date of grant.

•	The Company sets proper ethical and moral expectations through its policies and procedures and provides various mechanisms for reporting issues.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Merriman, Easter and Surma served as members of the Compensation Committee in 2015. During 2015, no member of the Compensation Committee served as an executive officer of the Company, and no such person had any relationship with the Company requiring disclosure herein. None of the Company’s executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of common stock as of April 4, 2016, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Name of Beneficial Owner or Identity of Group	Number of Shares	Percentage of Class(1)(2)

Capital World Investors(3)	13,270,006	10.1%
Capital Research Global Investors(4)	12,563,955	9.5%
The Vanguard Group(5)	9,445,877	7.2%
The Growth Fund of America(6)	9,443,168	7.2%
BlackRock, Inc.(7)	7,380,359	5.6%
Prudential Financial, Inc.(8)	7,061,178	5.4%
Timothy A. Leach(9)(10)(11)	806,570	*
E. Joseph Wright(9)(12)	153,393	*
Jack F. Harper(9)(13)	78,697	*
C. William Giraud(9)(14)	62,709	*
Darin G. Holderness(9)(15)	45,551	*
Steven L. Beal(9)(16)(18)	133,652	*
Tucker S. Bridwell(9)(17)(18)	125,021	*
William H. Easter III(9)(18)(19)	35,053	*
Gary A. Merriman(9)(18)	13,033	*
Ray M. Poage(9)(18)	22,053	*
Mark B. Puckett(9)(18)	25,289	*
John P. Surma(9)(18)	8,153	*
All directors and executive officers as a group (14 persons)(9)(11)(16)(17)(19)(20)	1,625,187	1.2%

*	Less than 1%.

(1)	Based upon an aggregate of 131,560,287 shares outstanding as of April 4, 2016.

(2)	Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(3)	According to Amendment No. 8 to a Schedule 13G, dated February 10, 2016, and filed with the SEC by Capital World Investors on February 12, 2016, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)	According to a Schedule 13G, dated February 10, 2016, and filed with the SEC by Capital Research Global Investors on February 12, 2016, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(5)	According to Amendment No. 2 to a Schedule 13G, dated February 10, 2016, and filed with the SEC by The Vanguard Group on February 11, 2016, it has sole voting power over 122,025 of these shares, shared voting power over 14,000 of these shares, shared dispositive power over 140,282 of these shares and sole dispositive power over 9,305,595 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	According to Amendment No. 1 to a Schedule 13G, dated February 11, 2016, and filed with the SEC by The Growth Fund of America on February 12, 2016, it has no voting power (sole or shared) and no dispositive power (sole or shared) over these shares, however, under certain circumstances, it may vote shares held by the fund. In addition, these shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors and/or Capital World Investors. The address of The Growth Fund of America is 333 South Hope Street, Los Angeles, California 90071.

(7)	According to Amendment No. 2 to a Schedule 13G, dated January 22, 2016, and filed with the SEC by BlackRock, Inc. on February 10, 2016, it has sole voting power over 6,356,391 of these shares, no voting power over the remainder and sole dispositive power over all of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(8)	According to Amendment No. 4 to a Schedule 13G, dated January 28, 2016, and filed with the SEC by Prudential Financial, Inc. on January 28, 2016, it has sole voting and dispositive power over 425,302 of these shares, shared voting power over 4,169,609 of these shares and shared dispositive power over 6,635,876 of these shares. In addition, this amount also includes 6,929,687 shares beneficially owned by Jennison Associates LLC, a wholly owned subsidiary of Prudential Financial, Inc. According to Amendment No. 4 to a Schedule 13G, dated February 4, 2016, and filed with the SEC by Jennison Associates LLC on February 4, 2016, it has sole voting power over 4,463,420 of those shares, no voting power over the remainder, and shared dispositive power over all 6,929,687 of them. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102, and the address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(9)	Executive officer or director of the Company.

(10)	Includes 32,614 shares of unvested restricted stock.

(11)	Includes 148,582 shares owned directly by a partnership, of which Mr. Leach is the manager of its general partner. Mr. Leach disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.

(12)	Includes 44,801 shares of unvested restricted stock.

(13)	Includes 61,872 shares of unvested restricted stock.

(14)	Includes 33,079 shares of unvested restricted stock.

(15)	Includes 23,714 shares of unvested restricted stock.

(16)	Includes 50,000 shares owned directly by a partnership, of which Mr. Beal is the manager of its general partner.

(17)	Includes 15,000 shares owned by Mansefeldt Investment Corporation and 88,000 shares owned by the Dian Graves Owen Foundation. Mr. Bridwell disclaims beneficial ownership of all securities owned by Mansefeldt Investment Corporation and the Dian Graves Owen Foundation. Also includes 2,500 shares owned directly by a partnership, of which Mr. Bridwell is the manager of its general partner. Mr. Bridwell disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.

(18)	Includes 2,048 shares of unvested restricted stock.

(19)	Includes 33,005 shares that Mr. Easter holds indirectly through a trust with his spouse.

(20)	Includes an aggregate 250,568 shares of unvested restricted stock owned by all directors and executive officers of the Company. Also includes an aggregate 17,452 shares that are subject to stock options that were exercisable as of or will become exercisable within sixty days of April 4, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Section 16 officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2015.

RELATED PERSON TRANSACTIONS

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors (“RPT Policy”) on November 7, 2012, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402; and

•	any transaction with an entity at which the related person’s only relationship is as a director or manager (other than sole director or manager) or beneficial owner of less than 10% of the entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the entity’s annual revenues.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

There have been no related person transactions since the beginning of 2015 which were required to be reported in “Related Person Transactions” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Royalty Payment. The Company is a lessee of certain mineral interests from a partnership in which Mr. Bridwell, one of the Company’s directors, is the general partner and in which he holds a 3.5% interest. The Company paid royalties to the partnership of approximately $5.8 million during 2015.

Oil and Gas Lease. Since the beginning of 2015, the Company has entered into oil and gas leases for approximately 56 net acres from Davis Partners, Ltd. In addition, the Company has received an assignment of interests in approximately 67 net acres from Davis Partners, Ltd. The total payments made in connection with these interests were approximately $654,000. Mr. Harper’s wife and her family hold a controlling interest in Davis Partners, Ltd.

Non-Operated Interests. Mr. Guthrie owns non-operated interests in certain oil and natural gas properties that the Company operates, all of which he owned before becoming an executive officer of the Company. During the Company’s fiscal year ended December 31, 2015, Mr. Guthrie received approximately $40,000 in oil and gas revenues and paid approximately $200,000 in drilling costs and operating expenses related to such interests.

Demand Registration Rights. The Company is a party to a registration rights agreement with certain of its stockholders, including certain of the Company’s executive officers and the former stockholders of Concho Equity Holdings Corp., which was later merged into a wholly-owned subsidiary of the Company. According to the registration rights agreement, holders of 20% of the aggregate shares held by the former stockholders of Concho Equity Holdings Corp. may request in writing that the Company register their shares by filing a registration statement under the Securities Act of 1933 (the “Securities Act”), so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $50 million.

Piggy-back Registration Rights. If the Company proposes to file a registration statement under the Securities Act relating to an offering of the Company’s common stock (other than on a Form S-4, a Form S-8 or a shelf registration on Form S-3), upon the written request of holders of registrable securities, the Company will use its commercially reasonable efforts to include in such registration, and any related underwriting, all of the registrable securities requested to be included, subject to customary cutback provisions. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included.

Registration Procedures and Expenses. The Company generally will bear the registration expenses incurred in connection with any registration, including all registration, filing and qualification fees, printing and accounting fees, but excluding underwriting discounts and commissions. The Company has agreed to indemnify the subject stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the registration rights agreement. The Company is not obligated to effect any registration more than one time in any six-month period and these registration rights terminate on August 7, 2017.

ITEM THREE:    ADVISORY VOTE TO APPROVE THE COMPENSATION

                              OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter to the Company, the Board of Directors and the Compensation Committee and the Company’s stockholders. As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is asking its stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this proxy statement.

The Compensation Committee continuously reviews, evaluates and updates the Company’s executive compensation programs to ensure that the Company provides rewards for individual performance, team achievements and corporate results and encourages an ownership mentality among the Company’s executives and other key employees. The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

The Board of Directors requests the support of the Company’s stockholders for the compensation of the Company’s named executive officers as disclosed in this proxy statement. This advisory vote to approve the compensation of the Company’s named executive officers gives its stockholders the opportunity to make their opinions known about the Company’s executive compensation programs. As the Company seeks to align the Company’s executive compensation programs with the interests of its stockholders while continuing to retain key talented executives that drive the Company’s success, it asks that its stockholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. Accordingly, for the reasons discussed above, the Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy and policies and the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in the proxy statement.”

This vote on the compensation of the Company’s named executive officers is only advisory and not binding on the Company, the Board of Directors or the Compensation Committee. Although the outcome of this advisory vote on the compensation of the Company’s named executive officers is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER “COMPENSATION DISCUSSION AND ANALYSIS” AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION UNDER “EXECUTIVE COMPENSATION” CONTAINED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2017 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send the proposal to the Company’s Corporate Secretary at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, so that it is received no later than December 21, 2016. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote at the Company’s 2017 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2017 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of the Company’s bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of the Company’s Corporate Secretary at the address shown above, so that it is received between December 21, 2016, and January 20, 2017.

The Company’s Nominating & Governance Committee will consider all director candidates recommended by any stockholder on the same basis as candidates recommended by the Board of Directors and other sources. The procedures to be followed by stockholders in submitting such recommendations is described in the Company’s Amended and Restated Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K, which is available on the Company’s website at ir.concho.com/investors/corporate-governance/committee-composition-and-governance-documents.

Solicitation of Proxies

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material. The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”) and Broadridge Financial Solutions will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders of the Company. The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Notice and Proxy Statement, the proxy card, the Company’s 2015 Annual Report to Stockholders and any additional information furnished to stockholders, will be borne by the Company. Okapi Partners LLC has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $12,000, plus expenses.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Midland, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Proxy Materials, Annual Report and Other Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 2, 2016:

A COPY OF THE NOTICE AND PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 AND THE 2015 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT ir.concho.com/investors/financial-reports/annual-reports-and-proxy.

The Company’s Annual Report to Stockholders for the year ended December 31, 2015, is being mailed to stockholders concurrently with this Proxy Statement and does not form a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: General Counsel.

Stockholders who are beneficial owners, but not the record holders, who share a single address may receive only one copy of the Company’s Notice and Proxy Statement, the Company’s 2015 Annual Report to Stockholders and, as applicable, any additional proxy materials that are delivered, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the stockholders. A copy of this Notice and Proxy Statement and the Company’s Annual Report to Stockholders will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of this Notice and Proxy Statement or the Company’s Annual Report to Stockholders was delivered. Requests may be made by writing to Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: General Counsel or by calling 432-683-7443.

Internet and Telephone Voting

For shares of stock that are registered in your name, you may vote by Internet or telephone using procedures provided by the Company’s transfer agent, AST. Votes submitted by Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 1, 2016. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your voting instruction form or other materials provided by the record holder to determine whether you can vote by Internet or telephone.

* * * * * *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE OR BY USING THE INTERNET OR TELEPHONE VOTING PLATFORMS.

2016 ANNUAL MEETING OF STOCKHOLDERS OF

CONCHO RESOURCES INC.

June 2, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Annual Report, Notice of Meeting and Proxy Statement are available at http://ir.concho.com/investors/financial-reports/annual-reports-and-proxy

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	20230300000000000000 4	060216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES,

“FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: ¡ Gary A. Merriman ¡ Ray M. Poage
☐	WITHHOLD AUTHORITY			3.	Advisory vote to approve executive officer compensaton (“say-on-pay”).	☐	☐	☐
☐	FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)			4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR ALL NOMINEES” on the election of the director nominees, “FOR” proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder
	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0	■

CONCHO RESOURCES INC.

2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. William Giraud, Darin G. Holderness and Matthew G. Hyde as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Concho Resources Inc. held of record by the undersigned on April 4, 2016, at the 2016 Annual Meeting of Stockholders to be held at 10:00 a.m. Central Time at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701, on June 2, 2016, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

■	1.1	14475	■

2016 ANNUAL MEETING OF STOCKHOLDERS OF

CONCHO RESOURCES INC.

June 2, 2016

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Annual Report, Notice of Meeting and Proxy Statement

are available at http://ir.concho.com/investors/financial-reports/annual-reports-and-proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20230300000000000000 4	060216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES,

“FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: ¡ Gary A. Merriman ¡ Ray M. Poage
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	Advisory vote to approve executive officer compensaton (“say-on-pay”).	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR ALL NOMINEES” on the election of the director nominees, “FOR” proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder
	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■